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OSI Pharmaceuticals, Inc.

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May 2, 2008

Dear Stockholders:

It is a pleasure to invite you to the annual meeting of stockholders of OSI Pharmaceuticals, Inc., which will be held at our corporate headquarters at 41 Pinelawn Road, Melville, New York 11747, on Wednesday, June 11, 2008, at 10:00 a.m. EDT. Information about the matters to be voted upon at the meeting is in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

In addition to the matters to be voted upon at the meeting, there will be a presentation on our company’s product portfolio and recent business developments. Specific directions to the annual meeting may be obtained by calling or writing Ms. Kathy Galante, Senior Director, Corporate Communications, at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747, telephone number (631) 962-2000 or by visiting our website at www.osip.com.

In order to assure that a quorum is present at the meeting, you are urged to sign and mail the enclosed proxy card at once, even though you may plan to attend in person. You may revoke the proxy granted in the proxy card at any time prior to its being voted by filing with our Secretary either an instrument of revocation or a duly executed proxy card bearing a later date. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2007 is being distributed to you with the attached Proxy Statement.

Sincerely,

COLIN GODDARD, Ph.D.
Chief Executive Officer

OSI Pharmaceuticals, Inc.	41 Pinelawn Road	Melville, New York 11747	phone 631.962.2000	facsimile 631.752.3880

OSI PHARMACEUTICALS, INC.
41 Pinelawn Road
Melville, New York 11747

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Our annual meeting of stockholders will be held at our corporate headquarters at 41 Pinelawn Road, Melville, New York 11747, on Wednesday, June 11, 2008 at 10:00 a.m. EDT, for the following purposes:

(1)	to elect 11 directors;

(2)	to ratify the appointment of KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2008; and

(3)	to transact such other business as may properly come before the annual meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on April 21, 2008 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting. For at least 10 days prior to the annual meeting date, a complete list of stockholders entitled to vote at the annual meeting will be open to examination by stockholders for any purpose germane to the annual meeting during normal business hours at our corporate headquarters at 41 Pinelawn Road, Melville, New York 11747. This list will also be available at and for the duration of the annual meeting on June 11, 2008.

By Order of the Board of Directors,

BARBARA A. WOOD
Secretary

May 2, 2008

IMPORTANT

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and return it in the postage-paid envelope enclosed for your convenience. Returning a proxy will not deprive you of your right to attend the annual meeting and vote your shares in person.

PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
OUR EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
APPENDIX A OSI PHARMACEUTICALS, INC. AUDIT COMMITTEE CHARTER
APPENDIX B OSI PHARMACEUTICALS, INC. CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

OSI PHARMACEUTICALS, INC.
41 Pinelawn Road
Melville, New York 11747

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders of OSI Pharmaceuticals, Inc., a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders to be held on June 11, 2008, and any adjournment or adjournments thereof. A copy of the Notice of Annual Meeting of Stockholders accompanies this Proxy Statement. It is anticipated that the mailing of this Proxy Statement will commence on or about May 2, 2008.

Only holders of record of our common stock at the close of business on April 21, 2008, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, we had issued and outstanding 57,195,100 shares of common stock, which are the only securities that are entitled to vote at the meeting. Each share of common stock is entitled to one vote.

The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the meeting will be necessary to constitute a quorum. If a broker that is a record holder of common stock does not return a signed proxy, the shares of common stock held by such broker will not be considered present at the meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of common stock returns a signed proxy, the shares of common stock held by such broker will be considered present at the meeting and will be counted toward establishing a quorum. If a signed proxy is received from a broker that does not have discretionary authority to vote on one or more matters, the proxy will be considered a “broker non-vote” for that matter and will have the effects described in the following paragraph.

Assuming a quorum is present, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote on the matter will be required for (i) the election of directors and (ii) the ratification of the appointment of the independent registered public accounting firm for the current fiscal year. With respect to the election of directors, votes withheld from one or more nominees will have the effect of a “no” vote. Abstentions will have the effect of a “no” vote with respect to the ratification of the appointment of the independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the election of directors and the ratification of the appointment of the independent registered public accounting firm.

Stockholders who execute proxies may revoke them by giving written notice to our Secretary at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy unless the stockholder attending the meeting notifies the Secretary, in writing, of the revocation of the proxy at any time prior to the voting of the proxy.

The Board of Directors does not know of any matter other than the election of directors and the ratification of the appointment of the independent registered public accounting firm for the current fiscal year that is expected to be presented for consideration at the meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment. All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld, and where a choice is specified as to the proposal, in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the Board of Directors intend to vote (i) FOR the nominees for election as our directors named in this Proxy Statement under the caption “Election of Directors” and (ii) FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2008.

We will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone. We have also engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies from stockholders. The cost of such services is expected to be approximately $5,000, plus reimbursement of reasonable out-of-pocket expenses.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 11, 2008. The proxy statement and annual report to security holders are available at www.proxydocs.com/osip.

Specific directions to the annual meeting may be obtained by calling or writing Ms. Kathy Galante, Senior Director, Corporate Communications, at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747, telephone number (631) 962-2000 or by visiting our website at www.osip.com.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of April 1, 2008 (except where otherwise noted) regarding the beneficial ownership of our common stock by (i) all persons who, to our knowledge, own more than 5% of the outstanding shares of common stock, (ii) each director and nominee for director, (iii) each named executive officer+, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	No. of Shares		Percent of
Name and Address	of Common Stock		Class(1)

Wellington Management Company, LLP	7,143,211	(2)	12.50%
75 State Street Boston, Massachusetts 02109
Westfield Capital Management Co., LLC	4,774,794	(3)	8.35%
One Financial Center, 24th Floor Boston, Massachusetts 02111
FMR LLC	4,509,079	(4)	7.89%
82 Devonshire Street Boston, Massachusetts 02109-6995
T. Rowe Price Associates, Inc.	3,646,514	(5)	6.38%
100 E. Pratt Street Baltimore, Maryland 21202
Vanguard Specialized Funds	3,580,000	(6)	6.26%
100 Vanguard Boulevard Malvern, PA 19355
OrbiMed Advisors LLC	3,047,100	(7)	5.33%
767 Third Avenue, 30th Floor New York, New York 10017
Michael G. Atieh+	194,911	(8)	*
Santo J. Costa	8,375	(9)	*
Colin Goddard, Ph.D.+	428,248	(10)	*
Daryl K. Granner, M.D.	92,162	(11)	*
Robert A. Ingram	73,136	(12)	*
Joseph Klein, III	16,375	(13)	*
Kenneth B. Lee, Jr.	0		*
Gabriel Leung+	164,643	(14)	*
Anker Lundemose, M.D., Ph.D., D.Sc.+	94,667	(15)	*
Viren Mehta	132,145	(16)	*
David W. Niemiec	18,375	(17)	*
Herbert M. Pinedo, M.D., Ph.D.	61,092	(18)	*
Robert L. Simon+	132,271	(19)	*

	No. of Shares		Percent of
Name and Address	of Common Stock		Class(1)

Katharine B. Stevenson	54,615	(20)	*
John P. White	65,448	(21)	*
All current directors and executive officers as a group (17 persons)	1,656,867	(22)	2.90%

+	The named executive officers consist of our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer.

*	Represents ownership that does not exceed 1% of the outstanding shares of our common stock.

(1)	Based on the number of shares of our common stock issued and outstanding on April 1, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC, and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days, are deemed beneficially owned by the person holding such options. The percent of the outstanding shares of our common stock for any person or group who, as of April 1, 2008, beneficially owned any shares pursuant to options which are exercisable within 60 days of April 1, 2008, is calculated assuming all such options have been exercised in full and adding the number of shares subject to such options to the total number of shares issued and outstanding on April 1, 2008.

(2)	The number of shares is based on information provided in a Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2008. Wellington Management Company, LLP has shared dispositive power with respect to all of the shares and shared voting power with respect to 2,964,027 shares in its capacity as investment advisor to the clients of Wellington Management LLC.

(3)	The number of shares is based on information provided in a Schedule 13G/A filed by Westfield Capital Management Company, LLC with the SEC on January 10, 2008. Westfield Capital Management Company, LLC has sole dispositive power with respect to all of the shares and sole voting power with respect to 3,586,844 shares.

(4)	The number of shares is based on information provided in a Schedule 13G/A filed jointly by FMR LLC (f/k/a FMR Corp.) and Edward C. Johnson 3d with the SEC on February 14, 2008. FMR LLC indirectly holds the shares on behalf of its direct and indirect subsidiaries, consisting of Fidelity Management & Research Company, Fidelity International Limited, Pyramis Global Advisors Trust Company and Fidelity Magellan Fund. FMR LLC and Mr. Johnson have sole dispositive power with respect to all of the shares and sole voting power with respect to 127,200 shares.

(5)	The number of shares is based on information provided in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 12, 2008. T. Rowe Price Associates, Inc. has sole dispositive power with respect to all of the shares and sole voting power with respect to 594,647 shares.

(6)	The number of shares is based on information provided in a Schedule 13G filed by Vanguard Specialized Funds with the SEC on February 14, 2008. Vanguard Specialized Funds has sole voting power with respect to all of the shares.

(7)	The number of shares is based on information provided in Schedule 13G/A filed jointly by OrbiMed Advisors LLC, or OrbiMed Advisors, OrbiMed Capital LLC, or OrbiMed Capital, and Samuel D. Isaly with the SEC on February 14, 2008. OrbiMed Advisors has shared dispositive power and shared voting power with respect to 1,741,600 shares. OrbiMed Capital has shared dispositive power and shared voting power with respect to 1,305,500 shares. OrbiMed Advisors and OrbiMed Capital indirectly hold the shares on behalf of Caduceus Capital Master Fund Limited, Caduceus Capital II, L.P., UBS Eucalyptus Fund, LLC, PW Eucalyptus Fund, Ltd., Summer Street Life Sciences Hedge Fund Investors LLC, Knightsbridge Post Venture IV L.P., Knightsbridge Integrated Holdings, V, LP, Knightsbridge Netherlands II, L.P., Knightsbridge Netherlands III — LP, Knightsbridge Venture Capital VI, L.P., UBS Juniper Crossover Fund, LLC, Eaton Vance Worldwide Health Sciences, Eaton Vance Emerald Worldwide Health Sciences, Eaton Vance Variable Trust, Finsbury Worldwide Pharmaceutical Trust plc, Biotech Growth Trust plc, Stichying Pensioenfonds ABP and

NBIM ORB GLB Pharma & Bio. Mr. Isaly may be deemed the beneficial owner of the shares held by OrbiMed Advisors and OrbiMed Capital.

(8)	Includes 173,785 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(9)	Includes 6,250 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(10)	Includes 363,246 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(11)	Includes 80,750 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(12)	Includes 56,500 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(13)	Includes 6,250 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options. Also includes 5,000 shares indirectly held by Joseph Klein III 5% Charitable Remainder Unitrust U/A dated November 25, 1991.

(14)	Includes 151,996 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(15)	Includes 87,074 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(16)	Includes 53,519 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(17)	Includes 6,250 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(18)	Includes 58,250 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(19)	Includes 121,094 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(20)	Includes 50,750 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(21)	Includes 45,750 shares that may be acquired at or within 60 days of April 1, 2008, pursuant to the exercise of outstanding options.

(22)	Includes 1,374,240 shares that may be acquired at or within 60 days of April 1, 2008 pursuant to the exercise of outstanding options.

ELECTION OF DIRECTORS

At our annual meeting, 11 directors are to be elected each to hold office (subject to our Bylaws) until the next annual meeting of stockholders and until his or her respective successor has been elected and qualified. The nominees for election to the Board of Directors are named in the table below. If any nominee listed in the table below should become unavailable for any reason, which management does not anticipate, proxies returned by the stockholders will be voted for any substitute nominee selected by the Corporate Governance and Nominating Committee prior to or at the meeting, or for a motion to reduce the membership of the Board to the number of nominees available. Each of the nominees are the current directors standing for re-election who were elected as our directors at the annual meeting of stockholders held on June 13, 2007. This slate of directors recommended by the Corporate Governance and Nominating Committee and approved by the Board was determined following an assessment by the Corporate Governance and Nominating Committee of the skill set and experience of such persons. Proxies cannot be voted for a greater number of persons than the number of nominees named which is 11 nominees.

Name	Age	Position(s) with the Corporation

Robert A. Ingram	65	Chairman of the Board
Colin Goddard, Ph.D.	48	Director and CEO
Santo J. Costa	62	Director
Daryl K. Granner, M.D.	71	Director
Joseph Klein, III	47	Director
Kenneth B. Lee, Jr.	60	Director
Viren Mehta	58	Director
David W. Niemiec	58	Director
Herbert M. Pinedo, M.D., Ph.D.	64	Director
Katharine B. Stevenson	45	Director
John P. White	61	Director

Biographical Information

Robert A. Ingram was appointed Chairman of our Board in January 2003 and is Chairman of our Executive Committee and Corporate Governance and Nominating Committee. Mr. Ingram serves as Vice Chairman Pharmaceuticals at GlaxoSmithKline (plc), and previously served as the Chief Operating Officer and President of Pharmaceutical Operations. He began his career in the pharmaceutical industry as a sales representative for the company that would later become Merrell Dow Pharmaceuticals, Inc. He advanced rapidly through sales management at Merrell Dow and into government and public affairs. He left Merrell Dow in 1985 as Vice President of Public Affairs to become Vice President of Government Affairs at Merck & Co., Inc. In 1988, he was promoted to President of Merck Frosst Canada, Ltd. In 1990, Mr. Ingram left Merck to join Glaxo Inc., Glaxo plc’s U.S. subsidiary, as Executive Vice President of Administrative and Regulatory Affairs and assumed a series of increasingly responsible positions, including Group Vice President. He was named Executive Vice President in January 1993, President and Chief Operating Officer in June 1993, President and CEO in March 1994, and Chairman in January 1999. As an Executive Director of Glaxo Wellcome plc, Mr. Ingram had responsibility for operations in North America and Latin America. He was appointed to the global company’s board in May 1995. In October 1997, he became Chief Executive Officer of Glaxo Wellcome with responsibility for worldwide business operations, and added the position of Chairman to his responsibilities. Mr. Ingram graduated from Eastern Illinois University with a B.S. degree in Business Administration. He serves on the board of directors of the Wachovia Corporation, Lowe’s Companies, Inc., Edwards Lifesciences Corporation, Allergan, Inc. and Valeant Pharmaceuticals International. In addition to his professional responsibilities, Mr. Ingram was asked by former U.S. President George H. Bush to form and chair the CEO Roundtable on Cancer. He also currently serves as Chairman of the board of trustees of the American Cancer Society Foundation, and is a member of numerous other civic and professional organizations. Mr. Ingram is also a frequent speaker at industry, pharmacy and government seminars. Mr. Ingram has been a director since January 2003.

Colin Goddard, Ph.D., was appointed our Chief Executive Officer in October 1998. He also served as Chairman of our Board from August 2000 to January 2003. He served as our President from September 1997 to September 2000; Executive Vice President and Chief Operating Officer from September 1996 to September 1997; Vice President, Research Operations from April 1995 to September 1996; Vice President, Research Operations, Pharmaceutical Division from December 1993 to April 1995; Director, Pharmaceutical Operations from April 1993 to December 1993; Director, Drug Discovery from April 1992 to April 1993; and Program Manager, Drug Discovery from April 1991 to April 1992. Dr. Goddard joined us as a scientist in January 1989. Dr. Goddard was instrumental in the development of our oncology and diabetes and obesity franchises and has led our corporate development, acquisition and financing efforts over the last decade. Before joining us, Dr. Goddard spent four years at the National Cancer Institute in Bethesda, Maryland. Dr. Goddard serves on the board of directors of Zelos Therapeutics, Inc., BIO (the Biotechnology Industry Organization) and Gilda’s Club of New York, a cancer charitable organization. Dr. Goddard is a member of the CEO Roundtable on Cancer and the American Association

for Cancer Research. Dr. Goddard trained as a cancer pharmacologist in Birmingham, U.K. receiving his Ph.D. from the University of Aston, Birmingham, U.K. in September 1985 and was honored as a D.Sc. from the State University of New York in 2003 and Hofstra University in 2005. Dr. Goddard has been our director since October 1998.

Santo J. Costa has been Of Counsel in the life sciences practice at the law firm Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, LLP since August 2007. Prior to joining Smith Anderson, he was Of Counsel at the law firm Williams Mullen Maupin Taylor, P.A. from June 2001 to August 2007. Prior to joining Williams Mullen, Mr. Costa served as President and Chief Operating Officer of Quintiles Transnational Corporation from April 1994 to November 1999. He served as Vice Chairman of Quintiles from December 1999 to May 2001 and as a consultant through December 2001. As President and Chief Operating Officer of Quintiles, Mr. Costa had responsibility for all operating divisions, as well as worldwide business development. Prior to joining Quintiles, Mr. Costa spent 23 years in the pharmaceutical industry. Mr. Costa served as Senior Vice President, Administration and General Counsel of Glaxo Inc. from 1986 to 1993. Prior to joining Glaxo, Mr. Costa was U.S. area counsel for Merrell Dow from 1977 to 1986. Mr. Costa sits on the board of directors of two publicly-traded companies, CV Therapeutics, Inc. and Labopharm Inc. (of which he is Chairman of the Board), and one privately-held company, DigiScripts, Inc. Mr. Costa sits on The Duke Cancer Patient Support Program Advisory Board, the Duke University Medical Center Board of Visitors and the Duke Brain Tumor Advisory Board. Mr. Costa received his B.S. in pharmacy and his J.D. from St. John’s University. Mr. Costa has been a member of our Board of Directors since June 2006 and Chairman of our Compensation Committee since November 2006.

Daryl K. Granner, M.D., has been a professor of Molecular Physiology and Biophysics and of Internal Medicine at Vanderbilt University since July 1984. Dr. Granner served as Chairman of Molecular Physiology/Biophysics at Vanderbilt University from July 1984 to August 1998. From July 1970 to June 1984, he was a professor of Internal Medicine and Biochemistry at the University of Iowa, where he directed the Division of Endocrinology and Diabetes and the Iowa Diabetes Center. Dr. Granner directed the Vanderbilt Diabetes Center from 1994 to April 2007 and is an acknowledged authority in the mechanism of insulin action and the pathophysiology of diabetes mellitus. He has served on numerous national advisory panels. Dr. Granner has published approximately 500 papers, chapters and reviews with respect to diabetes and other related topics. Dr. Granner served as a scientific consultant to us from January 1992 to December 2002. Dr. Granner has been providing consulting services to our wholly-owned subsidiary, Prosidion Limited, and, since August 2003, has been the Chairman of Prosidion’s Scientific Advisory Board. Dr. Granner has been our director since September 1996.

Joseph Klein, III, is currently Managing Director of Gauss Capital Advisors, LLC, a financial consulting and investment advisory firm focused on biopharmaceuticals, which he founded in March 1998. Since September 2003, Mr. Klein has also served as a Venture Partner of Red Abbey Venture Partners, LP, a life sciences private equity fund. From September 2001 to September 2002, Mr. Klein was a Venture Partner of MPM Capital, a healthcare venture capital firm. From June 1999 to September 2000 when it merged with WebMD Corporation, Mr. Klein served as Vice President, Strategy, for Medical Manager Corporation, a leading developer of physician office management information systems. Mr. Klein serves on the board of directors of four publicly-traded biotechnology companies: BioMarin Pharmaceuticals Inc.; Isis Pharmaceuticals, Inc.; PDL BioPharma, Inc. and Savient Pharmaceuticals, Inc. Mr. Klein received a B.A., summa cum laude, in economics from Yale University and an M.B.A. from the Stanford Graduate School of Business. Mr. Klein has been a member of our Board of Directors since June 2006.

Kenneth B. Lee, Jr. has over 30 years of experience with technology-based companies. He is a former Ernst & Young partner, where he was employed for 29 years, and was instrumental in the founding and development of the Ernst & Young life science practice in the San Francisco Bay Area. While at Ernst & Young, Mr. Lee served as head of its U.S. Life Sciences Practice and Health Sciences Investment Banking Group, as a Transaction Advisor for its Center for Strategic Transactions, and as Co-Chairman of its International Life Sciences Practice. Mr. Lee is currently a General Partner with Hatteras Venture Partners, LLC (formerly, BioVista Capital, LLC), which he joined in 2003. Prior to that, Mr. Lee served as President of A.M. Pappas & Associates, an international life sciences venture development company. Mr. Lee currently serves on the boards of three other public companies: CV Therapeutics, Inc., Inspire Pharmaceuticals, Inc. and Pozen, Inc. Mr. Lee also serves as a member of the executive committee of the Board of the North Carolina Biotechnology Industry Organization. Mr. Lee received a

B.A. degree from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill. Mr. Lee has been a member of our Board of Directors since June 2007.

Viren Mehta is the founder and managing member of Mehta Partners, LLC, providing investment, and strategic and financial advice to the global pharmaceutical and biotechnology industries since January 1998. Mehta Partners, and its predecessor Mehta and Isaly, were strategic and financial advisors to us from April 1995 to December 2002. Dr. Mehta was a partner of Mehta and Isaly from July 1989 to December 1997. He was also a part of the strategic planning team of the International Division of Merck. Dr. Mehta obtained his Doctor of Pharmacy from the University of Southern California and his M.B.A in International Finance and Marketing from UCLA. Dr. Mehta advises investors and senior managers in the pharmaceutical and biotechnology industry. Dr. Mehta became our director in November 1999.

David W. Niemiec is a private equity investor and, since 2001, has been an Advisor to Saratoga Partners, LP, a middle market private equity firm. Mr. Niemiec was a Managing Director of Saratoga Partners from 1998 to 2001. He also held various positions at Dillon, Read & Co. Inc. and its successor firm, SBC Warburg Dillon Read, from 1974 to 1998, including Vice Chairman, Chief Administrative Officer and Chief Financial Officer. From 1989 to 1992, Mr. Niemiec was a member of the board of directors of the National Securities Clearing Corporation. Currently, he is a member of the board of directors of Emeritus Corporation, as well as a director and trustee of various Templeton Funds, which are internationally oriented mutual funds of the Franklin Templeton Investments group. Mr. Niemiec received his A.B. from Harvard College and his M.B.A. from Harvard Business School. Mr. Niemiec became our director in June 2006.

Herbert M. Pinedo, M.D., Ph.D., has been a Professor of Medical Oncology at the VU Medical Center, Amsterdam since May 1979. From January 2003 to September 2005, he was President of the Cancer Center, and since September 2005, he has been honorary Chairman of the Cancer Center. Dr. Pinedo’s work focuses on translational research, in particular, drug resistance, angiogenesis and immunology. The Cancer Center has a formal collaboration with the John Hopkins Oncology Center, School of Medicine. Dr. Pinedo has received numerous international awards including the prestigious Josef Steiner award. Dr. Pinedo is a member of numerous foundations and boards including the Dutch Cancer Society. He currently serves on the scientific advisory boards of a number of pharmaceutical companies. He is also Vice Chairman of the Netherlands Organization for Health Research and Development (ZonMw). He is a member of the British Royal Society of Medicine and The Royal Netherlands Academy of Science and Arts, where he was chairman of the board of the Medical Division from July 2003 to July 2005. Dr. Pinedo is founder and past director of the New Drug Development Organization-Oncology (NDDO-Oncology) which is located in Amsterdam, The Netherlands. He was the first President of the Federation of European Cancer Societies, and past President to the European Society of Medical Oncology. Dr. Pinedo is the co-founder of the Annals of Oncology and The Oncologist and is the Co-Editor of Current Opinion in Anticancer Drugs. He serves on numerous editorial boards including Clinical Cancer Research. Dr. Pinedo has authored 630 peer reviewed international publications and more than 120 chapters, invited papers or proceedings. In July 2004, he was nominated Vice Chairman of the board of the Medical Research Council of The Netherlands. Dr. Pinedo has been decorated by the Netherlands Queen with the prestigious Knight of the Order of the Netherlands Lion. Dr. Pinedo has been our director since June 2004.

Katharine B. Stevenson served as Treasurer of Nortel Networks Corporation from June 1995 to August 2007. She was responsible for all treasury activity for the corporation including treasury operations, corporate and structured finance, credit, risk management, and pension fund management. Her responsibilities included the management of the corporation’s global banking, insurance, and rating agency relationships. She was previously responsible for business development at Nortel, including mergers and acquisitions, from August 2002 to July 2005. Prior to joining Nortel, Ms. Stevenson was Vice President, Corporation Finance of JPMorgan Chase & Co. (formerly J.P. Morgan & Co.), a global financial services firm, based primarily in New York. She had responsibilities in the financial advisory, risk management, bank financing, and corporate finance groups. She is a graduate of Harvard University. She serves as a director and member of the audit committee of CAE Inc., a global provider of simulation technologies and aviation training. She is Chair of the Board of Governors of The Bishop Strachan School, a leading independent day and boarding school for girls, located in Toronto, Canada. She formerly served as Chair, Vice Chair, Treasurer, and Trustee of the Financial Executives International (FEI) Research Foundation. She became our director in May 2005 and has been Chair of our Audit Committee since May 2005.

John P. White is a Senior Partner of the law firm of Cooper & Dunham LLP in New York. His practice primarily focuses on the areas of pharmaceuticals, biotechnology and medical devices, and he has represented companies, start-up ventures and university research centers in patent prosecution, licensing and litigation matters. Mr. White attended the Columbia University School of Engineering, where he earned a B.S. in chemical engineering, the Columbia University School of Graduate Faculties, where he earned an M.A. in chemical biology and a M.Ph. in biophysical chemistry and Fordham University, where he earned his J.D. degree. He is admitted to practice before the New York State Bar, the U.S. District Courts for the Southern and Eastern Districts of New York, the U.S. Court of Appeals for the Federal Circuit, and the United States Supreme Court. He also is registered to practice before the U.S. Patent and Trademark Office. Mr. White is a member of the Association of the Bar of the City of New York, the American Bar Association, the New York and New Jersey Intellectual Property Law Associations, the American Intellectual Property Law Associations, the Federal Bar Council and the Licensing Executives Society, and has written and lectured extensively on strategies for optimizing patent protection. Mr. White has been our director since May 1985 and is also a director of the OSI Foundation.

The Board of Directors recommends a vote “FOR” the election of each of the nominees for election to the Board of Directors named above.

CORPORATE GOVERNANCE

Corporate Governance Policies and the Code of Conduct

We have adopted a Code of Conduct which, along with our Amended and Restated Certificate of Incorporation, Bylaws and the charters of our Board committees, provides a framework for the governance of our company. The Board’s Corporate Governance and Nominating Committee is responsible for periodically reviewing our governance practices and principles.

Our Code of Conduct sets forth the standards of business conduct and ethics for all of our employees, directors and consultants. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information, fair dealing with customers, suppliers and competitors, and compliance with laws, rules, regulations and company policies. The purpose of the Code of Conduct is to ensure that our business is conducted in a legal and ethical manner. Employees may submit concerns or complaints regarding ethical issues on a confidential basis by means of a toll-free telephone call to our ethics line, or to any member of our Compliance Committee. All concerns and complaints are investigated by our Compliance Committee, which is comprised of members of senior management, or, in the case of financial, accounting or auditing improprieties, the Audit Committee of the Board of Directors. Any amendments to, or waivers from, a provision of the Code of Conduct that apply to our directors and executive officers must be approved by the Board of Directors. We will publicly disclose any such waivers or amendments pursuant to the requirements of the Securities and Exchange Commission and The Nasdaq Stock Market, Inc., or Nasdaq.

The Code of Conduct as well as the charters of our Audit, Compensation and Corporate Governance and Nominating Committees are available, without charge, on our website at www.osip.com or by requesting them from our Secretary at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747 or by calling (631) 962-2000.

Director Independence

An “independent” director is a director who meets the criteria for independence as required by the applicable law and the Nasdaq listing standards and is affirmatively determined to be “independent” by the Board of Directors. The Board has determined that each of the current directors is independent under Nasdaq’s listing standards, with the exception of Dr. Goddard, our Chief Executive Officer. The Board has also determined that G. Morgan Browne and Walter M. Lovenberg, Ph.D. were independent during their service as directors. Mr. Browne and Dr. Lovenberg retired from the Board following completion of their annual term on June 13, 2007.

Certain of our directors are or have been affiliated with companies or other organizations with which our company has, or has had in the past, business relationships. Until August 2007, Mr. Costa was Of Counsel at

Williams Mullen, a law firm through which Mr. Costa provided consulting guidance to our General Counsel, Barbara Wood, prior to becoming a director of our company. Dr. Granner is Chairman of Prosidion’s Scientific Advisory Board and receives a consulting fee of $75,000 per year in cash. In addition, on April 2, 2007, he received 592 shares of common stock, valued at $19,764, as a result of the lapse of the restrictions on restricted stock previously granted to Dr. Granner as payment for his service on the Scientific Advisory Board. Dr. Granner is also a director of Vanderbilt Diabetes Center at Vanderbilt University, with which Prosidion had a collaboration agreement and under which Vanderbilt is entitled to milestone and royalty payments upon the occurrence of certain events related to one of Prosidion’s clinical candidates which has been exclusively outlicensed to Eli Lilly & Co. In addition, OSI is a party to certain ordinary course research agreements with other parts of Vanderbilt University. Dr. Pinedo has a consulting agreement with our company for the clinical development of oncology products, pursuant to which he receives an hourly fee and reimbursement for reasonable travel time and expenses for services he provides at our request. Mr. White is a partner at Cooper & Dunham LLP, a law firm that provides legal services to us. Dr. Lovenberg has a consulting agreement with our company which he entered into after his retirement from our Board of Directors, and for which he received $6,250 in 2007. The Board has evaluated the business relationships of Messrs. Costa and White and Drs. Granner, Lovenberg and Pinedo described above and has concluded that each business relationship does not interfere with their respective exercise of independent judgment as a director and does not render the director not independent under the SEC and Nasdaq rules and regulations. Each of the Audit, Compensation and Corporate Governance and Nominating Committees is made up solely of independent directors. In accordance with SEC rules and regulations and Nasdaq listing standards, all of the members of the Audit Committee meet additional independence standards applicable to audit committee members.

Board of Directors and Standing Committees

The Board of Directors held seven meetings during 2007. None of our directors attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors held during the period he or she was a director; and (ii) the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served.

The Board of Directors conducts its business through meetings of the Board and the following standing committees: Executive Committee, Audit Committee, Corporate Governance and Nominating Committee, and Compensation Committee. The standing committees regularly report on their activities and actions to the full Board.

The table below sets forth the current members of our Board and Board committees.

Corporate
Governance and
Name	Board	Executive	Audit	Nominating	Compensation

Robert A. Ingram	Chair	Chair		Chair	✓
Colin Goddard, Ph.D.	Member	✓
Santo J. Costa	Member	✓		✓	Chair
Daryl K. Granner, M.D.	Member				✓
Joseph Klein, III	Member		✓
Kenneth B. Lee, Jr.	Member		✓
Viren Mehta	Member			✓	✓
David W. Niemiec	Member		✓
Herbert M. Pinedo, M.D., Ph.D.	Member
Katharine B. Stevenson	Member	✓	Chair	✓
John P. White	Member	✓

Executive Committee

The Board of Directors has an Executive Committee, which currently consists of Mr. Ingram, as Chair, Mr. Costa, Dr. Goddard, Ms. Stevenson and Mr. White. Mr. Costa and Ms. Stevenson joined the Executive Committee on June 13, 2007. Dr. Lovenberg served on the Executive Committee until his retirement effective June 13, 2007. Dr. Mehta served on the Executive Committee until June 13, 2007. The principal function of the Executive Committee is to exercise all the power and authority of the Board of Directors between meetings of the Board of Directors. No meetings of the Executive Committee were held in 2007.

Audit Committee

The Board of Directors has a separately designated standing Audit Committee established in accordance with the rules of the SEC, in particular Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and Nasdaq. The Audit Committee currently consists of Ms. Stevenson, as Chair, and Messrs. Klein, Lee, and Niemiec. Messrs. Klein and Lee joined the Audit Committee on June 13, 2007. Dr. Lovenberg and Mr. Browne served on the Audit Committee until their retirements effective June 13, 2007. The Board of Directors has determined that Ms. Stevenson, the Chair of the Audit Committee, possesses the attributes of an audit committee financial expert under the rules of the SEC and Nasdaq. The Audit Committee held 12 meetings during the last fiscal year.

The Board of Directors amended its Audit Committee charter in April 2007. A copy of the Audit Committee charter, as amended, is included as Appendix A to this Proxy Statement and is currently available to security holders on our website at www.osip.com.

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its fiduciary responsibilities to the stockholders, potential stockholders and investment community by overseeing the integrity of our financial statements, including the financial reporting processes, internal accounting and financial controls. In so doing, it is the responsibility of the Audit Committee to foster free and open means of communication among the directors, the independent registered public accounting firm and our financial management. The Audit Committee has the sole authority to, among other things, (i) appoint and dismiss our independent registered public accounting firm, and (ii) approve the amount of fees and other terms of any engagement by us of the independent registered public accounting firm. The Audit Committee’s responsibilities include (i) pre-approving all audit and permitted non-audit services to be performed by the independent registered public accounting firm subject to such procedures as established by the Audit Committee, (ii) obtaining and reviewing, at least annually, a report by the independent registered public accounting firm describing the firm’s internal quality-control procedures and any material issues raised by the most recent internal quality control or peer review of the firm, (iii) actively engaging in a dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and (iv) reviewing and approving policies of hiring employees or former employees of the independent registered public accounting firm. The Audit Committee also oversees the annual and quarterly financial reporting processes by reviewing annual reports on Form 10-K and quarterly reports on Form 10-Q, and discussing with management earnings press releases. The Audit Committee also has responsibilities with respect to compliance matters such as a review of our Code of Conduct, establishment of procedures regarding complaints of accounting, internal accounting controls, or auditing improprieties and investigations of such complaints.

Corporate Governance and Nominating Committee

The Board of Directors has a Corporate Governance and Nominating Committee, which currently consists of Mr. Ingram, as Chair, Mr. Costa, Dr. Mehta and Ms. Stevenson.

The Corporate Governance and Nominating Committee held three meetings during the last fiscal year. The Board of Directors amended its Corporate Governance and Nominating Committee charter in April 2007. A copy of the Corporate Governance and Nominating Committee charter, as amended, is included as Appendix B to this Proxy Statement and is currently available to security holders on our website at www.osip.com.

The principal functions of the Corporate Governance and Nominating Committee are to review and select candidates for nomination to the Board of Directors as well as review and oversee our corporate governance practices and affairs. With respect to nominees to the Board of Directors, the Corporate Governance and Nominating Committee will consider director candidates recommended by our stockholders. Recommendations with regard to nominees for election to the Board of Directors may be submitted by any stockholder entitled to vote for the election of directors in writing, received by the Secretary at least 45 days prior to the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders, or, if we did not have an annual meeting of stockholders in the prior year, 90 days prior to the date of the annual meeting. Each notice of nomination must set forth (i) the name, age, business address and, if known, residence address of each nominee, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of our common stock which are beneficially owned by each such nominee.

Our Board of Directors has also established certain minimum qualifications for board members, including being at least 21 years old and possessing (1) the ability to read and understand corporate financial statements, (2) relevant business experience and professional skills, (3) high moral character and personal and professional integrity, and (4) the willingness to commit sufficient time to attend to his or her duties and responsibilities as a director of a public corporation. In addition, the Corporate Governance and Nominating Committee may consider a variety of other qualities and skills, including (i) expertise in drug research, development and/or commercialization, (ii) the ability to exercise independent decision-making, (iii) the absence of conflicts of interest, (iv) diversity of gender, ethnic background, country of citizenship and experience, and (v) the ability to work effectively with other directors in collectively serving the long-term interests of all stockholders. Nominees must also meet any applicable requirements of SEC regulations, state law, and our charter and bylaws.

The Corporate Governance and Nominating Committee has established a process for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Corporate Governance and Nominating Committee will then initiate the search, working with staff support and seeking input from other directors and senior management, considering nominees previously submitted by stockholders, and, if deemed necessary or appropriate, hiring a search firm. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Corporate Governance and Nominating Committee by the Committee Chairman. The Corporate Governance and Nominating Committee will then prioritize the candidates and determine if the Corporate Governance and Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contacts. If not, contact would be initiated by a search firm. To the extent feasible, all of the members of the Corporate Governance and Nominating Committee and the Chief Executive Officer will interview the prospective candidate(s). Evaluations and recommendations of the interviewers will be submitted to the Corporate Governance and Nominating Committee for final evaluation. The Corporate Governance and Nominating Committee will meet to consider such recommendations and to approve the final candidate. The Corporate Governance and Nominating Committee will evaluate all nominees for director, including nominees recommended by a stockholder, on the same basis.

With respect to the review and oversight of corporate governance practices and affairs, the Corporate Governance and Nominating Committee has, among others, the following responsibilities and duties: (i) develop and periodically review our corporate governance practices and principles; (ii) evaluate the effectiveness of the Board and make recommendations relating to practices, policies and performance of the Board; (iii) periodically review and assess the structure of the Board and committee functions and composition, including recommending committee assignments for directors and Chairs of committees and overseeing annual self-evaluations of the Board and the committees; (iv) review directorships in other public companies by or offered to directors; (v) review and revise policies for director tenure and retirement; (vi) review, analyze and report to the Board all relationships of the directors with our company that could impair their independence as defined by applicable SEC and Nasdaq rules and regulations in order to assist the Board with its responsibility to make an affirmative determination regarding the independence of directors; (vii) review and consider conflicts of interests regarding Board members and executive officers and approve related person transactions; and (viii) establish and monitor, as appropriate, director orientation and recommend and monitor continuing education programs for members of the Board.

Compensation Committee

The Board of Directors has a Compensation Committee, which currently consists of Mr. Costa, as Chair, Dr. Granner, Mr. Ingram, and Dr. Mehta. Dr. Granner joined the Compensation Committee on June 13, 2007. Dr. Lovenberg served on the Compensation Committee until his retirement effective June 13, 2007. The Compensation Committee held six meetings during the last fiscal year.

The Board of Directors amended its Compensation Committee charter in March 2007. A copy of the Compensation Committee charter, as amended, is currently available to security holders on our website at www.osip.com.

Under the charter, the Compensation Committee is authorized to exercise all power and authority of the Board of Directors with respect to the compensation of employees, including approving the compensation paid to our executive officers and non-employee directors. The Compensation Committee also administers our stock and other incentive equity plans. The Compensation Committee has the authority to delegate any or all of its powers and authority to one or more subcommittees.

The Compensation Committee’s approval of executive compensation is based on a report prepared by our Chief Executive Officer and our Senior Vice President of Human Resources, which consists of a detailed analysis, evaluation and recommendation for the compensation of the executive officers (other than the Chief Executive Officer). Compensation decisions are then made by the Compensation Committee after reviewing the report and after discussing the recommendations with our Chief Executive Officer. For a more detailed discussion of this process, please see the discussion in our “Compensation Discussion and Analysis” section below.

In addition, as part of the Compensation Committee’s oversight of executive compensation, the Compensation Committee has the authority, to the extent it deems necessary or appropriate, to retain independent compensation consultants and other professional advisors to assist it in carrying out its responsibilities. In the past, our management has engaged Radford, a division of Aon Consulting, Inc., as an independent compensation consultant to advise us on matters related to the compensation of our non-employee directors, executive officers and other employees. In August of 2007, the Compensation Committee engaged Radford directly so that Radford now reports and is directly accountable to the Compensation Committee and acts upon the Compensation Committee’s directions and instructions. For a more detailed discussion of this relationship, please see the discussion in our “Compensation Discussion and Analysis” section below.

Review, Approval or Ratification of Transactions with Related Persons

We have written policies and procedures to address potential or actual conflicts of interest and the appearance that decisions are based on considerations other than the best interests of our company that may arise in connection with transactions with certain persons or entities. Our Policy and Procedures with Respect to Related Person Transactions operates in conjunction with our Code of Conduct and is applicable to all transactions, arrangements or relationships in which (a) the company is a participant; (b) the amount involved exceeds $120,000 and (c) any Related Person has or will have a direct or indirect interest. A Related Person includes (i) any person who is or was at the beginning of the fiscal year, a director, director nominee or executive officer of our company; (ii) any person who is known to be the beneficial owner of more than 5% of our voting securities; (iii) any immediate family member (as defined in the SEC rules and regulations) of the foregoing; or (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

All Related Person Transactions are subject to review and approval or ratification by the Corporate Governance and Nominating Committee. Our legal department prepares and maintains schedules of Related Persons and requests and reviews information from directors, director nominees and executive officers regarding relationships that may potentially fall within the definition of Related Person Transactions. In addition, our legal department reviews all agreements into which our company enters against the Related Persons schedules to determine whether further review of the agreement is warranted by the General Counsel who will then determine whether the transaction should be reviewed by the Corporate Governance and Nominating Committee or under certain circumstances, as determined by the General Counsel in consultation with the Chief Executive Officer or the Chief Financial Officer, by the Chair of the Corporate Governance and Nominating Committee.

As part of the review process, the General Counsel and the Corporate Governance and Nominating Committee will take into account, among other factors deemed appropriate, the Related Person’s relationship to our company and interest in and the value of the transaction; the benefits of the transaction to our company; the availability of other sources of comparable products or services; and whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally. The Corporate Governance and Nominating Committee, or the Chair, will approve only those Related Person Transactions that are in, or not inconsistent with, the best interests of our company and our stockholders.

Our General Counsel, in consultation with our Chief Executive Officer or Chief Financial Officer, is charged with presenting for ratification to the Corporate Governance and Nominating Committee, or the Chair, any Related Person Transaction that has not been previously approved or ratified. Transactions involving ongoing relationships with Related Persons are reviewed and assessed annually by the Corporate Governance and Nominating Committee to determine if they are in the best interests of our company and our stockholders to continue, modify or terminate the Related Person Transactions. In addition, other than non-discretionary contributions, all proposed charitable contributions or pledges of charitable contributions by our company in which a related person has an interest are subject to review and approval or ratification by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.

There were no Related Person Transactions for the year ended December 31, 2007.

Director Policies

Policy Regarding Attendance at Annual Meetings.  We encourage, but do not require, our Board members to attend the annual meeting of stockholders. Ten of our 11 directors attended our 2007 Annual Meeting of Stockholders.

Retirement Age Policy for Members of the Board of Directors.  The Board of Directors approved a retirement age policy for members of the Board effective as of January 1, 2007. Upon reaching the age of 72, a director is required to submit a letter of resignation to the Chairman of the Board. Upon receipt of a letter of resignation, the Chairman of the Board will refer the letter to the Corporate Governance and Nominating Committee of the Board for consideration. If the Corporate Governance and Nominating Committee, in its discretion, believes that there are circumstances which would justify waiver by the Board of the normal retirement age, it will so recommend to the Board, and the Board will promptly consider such recommendation. If the Board, following a recommendation by the Corporate Governance and Nominating Committee, decides to waive the normal retirement age for a director, such director’s letter of resignation will be deemed to have been withdrawn, and such director shall continue to serve until the next annual meeting of stockholders, assuming that such director is so willing to serve. If the Board fails to act within 30 days following receipt by the Chairman of the Board of the letter of resignation, the letter of resignation shall be deemed to have been accepted as of the 30th day following such receipt. In accordance with the policy, Mr. Browne and Dr. Lovenberg submitted letters of resignation to the Board in January 2007. The Board did not accept the resignations of either Mr. Browne or Dr. Lovenberg and requested that they serve until the 2007 Annual Meeting of Stockholders. Mr. Browne and Dr. Lovenberg did not at that time stand for re-election in June 2007.

Security Holder Communications with the Board of Directors

We have established procedures for security holders to communicate directly with the Board of Directors on a confidential basis. Security holders who wish to communicate with the Board or with a particular director may send a letter to the Secretary at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Security Holder-Board Communication” or “Security Holder-Director Communication.” All such letters must identify the author as a security holder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the directors addressed.

If a security holder wishes the communication to be confidential, such security holder must clearly indicate on the envelope that the communication is “confidential.” The Secretary will then forward such communication, unopened, to the Chairman of the Board of Directors.

OUR EXECUTIVE OFFICERS

The names and ages of our current executive officers and their positions are as follows:

Name	Age	Position(s)

Colin Goddard, Ph.D.	48	Chief Executive Officer since October 1998; Board member since October 1998; Chairman of the Board from August 2000 to January 2003; President from September 1997 to September 2000; Executive Vice President and Chief Operating Officer from September 1996 to September 1997; Vice President, Research Operations from April 1995 to September 1996; Vice President, Research Operations, Pharmaceutical Division from December 1993 to April 1995; Director, Pharmaceutical Operations from April 1993 to December 1993; Director, Drug Discovery from April 1992 to April 1993; Program Manager, Drug Discovery from April 1991 to April 1992; Staff Scientist from January 1989 to March 1991.
Michael G. Atieh	54	Executive Vice President, Chief Financial Officer and Treasurer since June 2005; Board member from June 2003 to May 2005; Chairman of Audit Committee from October 2003 to March 2005.
Gabriel Leung	46	President, (OSI) Oncology since April 2005; Executive Vice President since May 2003.
Anker Lundemose, M.D., Ph.D., D.Sc.	46	Executive Vice President and President of (OSI) Prosidion since April 2005; CEO of Prosidion since February 2003.
Robert L. Simon	63	Executive Vice President, Pharmaceutical Development and Manufacturing since June 2007; Executive Vice President, Chemistry, Development and Manufacturing from December 2006 to June 2007; Executive Vice President, Core Development and Manufacturing from April 2005 to December 2006; Vice President, Global Regulatory Affairs and CMC from January 2002 to April 2005.
Linda E. Amper, Ph.D.	51	Senior Vice President, Human Resources since October 2007; Vice President, Business Administration and Human Resources from March 2002 to October 2007; Vice President, Human Resources and Administration from April 2001 to March 2002.
Barbara A. Wood, Esq.	46	Senior Vice President since October 2007; Vice President from April 2001 to October 2007; General Counsel since April 2001; Secretary since January 2004.

Set forth below is a biographical description of each executive officer based on information supplied by such executive officer:

Colin Goddard, Ph.D., see “Election of Directors.”

Michael G. Atieh joined us as Executive Vice President, Chief Financial Officer and Treasurer in June 2005. He served on our Board of Directors from June 2003 to May 2005 and served as Chairman of our Audit Committee from October 2003 to March 2005. He was Group President of Dendrite International Inc. from July 2001 to February 2004. From October 2000 to July 2001, he was Senior Vice President and Chief Financial Officer of Dendrite. Mr. Atieh began his career in July 1975 at Arthur Young & Company (now Ernst & Young). In July 1981, Mr. Atieh joined Merck & Co. Inc. where, from July 1981 to April 1994, he served in a variety of roles including Director of Accounting Standards; Director of Accounting; Director of Investor Relations; Vice President Government Relations; Treasurer; and Vice President, Public Affairs. From April 1994 to December 1998, Mr. Atieh was at the Merck-Medco Managed Care Division of Merck with his last position as Senior Vice President, Sales and Business Development. From January 1999 to October 2000, he was Vice President and General Manager-Medicare Business Initiative of Merck’s U.S. Human Health Division. Mr. Atieh is currently a member of the board of directors of ACE Limited where he chairs the Finance and Investment Committee and serves on the Audit and Executive Committees.

Gabriel Leung was named President of (OSI) Oncology in April 2005. Mr. Leung joined us in May 2003 as our Executive Vice President and President, Oncology Business. Prior to joining us, Mr. Leung was Group Vice President of Global Prescription Business at Pharmacia Corporation where he was employed from February 1999 to May 2003 and was a member of the CEO’s Operating Committee from May 2001 to April 2003. He headed Pharmacia’s Global Oncology Franchise where his responsibilities included medical affairs, marketing and sales worldwide in over 80 countries. Mr. Leung also co-chaired the Oncology Development Committee, which oversaw all oncology research and development projects and portfolio strategies. Prior to his employment with Pharmacia, Mr. Leung was at Bristol-Myers Squibb Company where he led the growth of Taxol® and Paraplatin® into the then first and second best-selling chemotherapeutic agents in the United States. Mr. Leung is a pharmacist and trained at the University of Texas at Austin where he earned his B.S. degree with High Honors. He attended graduate school at the University of Wisconsin-Madison where he earned his M.S. degree in Pharmacy, with concentration in pharmaceutical marketing. Mr. Leung is an active member of C-Change, a national initiative chaired by former U.S. President George H. Bush and Mrs. Barbara Bush with the goal of reducing cancer mortality and incidence in the United States. Mr. Leung is also a member of the CEO Roundtable on Cancer, under which he serves as Vice-Chair of its Life Sciences Consortium. In January 2007, Mr. Leung was appointed by the directors of the National Cancer Institute as a member of the NCI Clinical Trial Advisory Committee. Mr. Leung is currently a member of the board of directors of NanoMed, Inc., a privately-held company.

Anker Lundemose, M.D., Ph.D., D.Sc. (Medicine), was named our Executive Vice President and President of (OSI) Prosidion, our diabetes and obesity business, in April 2005. Since February 2003, he has been the CEO of Prosidion, our wholly-owned U.K.-based subsidiary through which our diabetes and obesity business operates. Dr. Lundemose is co-founder of several companies including Symphogen A/S. He has broad and extensive experience within medical sciences and business obtained from his positions held in both academia and the biotechnology and pharmaceutical industries. Previous positions include CEO of Pantheco A/S from December 1998 to January 2003; Associate Director, Business Development, Novo Nordisk from October 1997 to November 1998; Manager, Business Development, Novo Nordisk from January 1996 to September 1997; and Head of Diabetes Biology, Novo Nordisk from June 1994 to December 1995. He received an M.D. in 1988 from the University of Aarhus, Denmark and from 1988 to 1992, under sponsorship from The Wellcome Trust, studied a Post Doctorate at the University of Birmingham, England. He obtained a Ph.D. degree (Molecular Microbiology) in 1990 and a Doctor of Science degree in 1994, both from the University of Aarhus, Denmark. Dr. Lundemose holds a Diploma in “Management of Drug and Device Development” from the Scandinavian International Management Institute. Dr. Lundemose is a member of the American Diabetes Association and the Oxfordshire Bioscience Network Advisory Board. He is also a member of the board of directors of Prosidion Limited and OSI Pharmaceuticals (UK) Limited.

Robert L. Simon was named Executive Vice President, Pharmaceutical Development and Manufacturing in June 2007. Prior to that, Mr. Simon served as Executive Vice President, Chemistry, Manufacturing and Development. He was named Executive Vice President, Core Development and Manufacturing in April 2005. He joined us in January 2002 as our Vice President of Global Regulatory Affairs and CMC. Mr. Simon served with Gilead Sciences, Inc. as Vice President Global Regulatory Affairs from July 2000 to December 2001. Prior to that,

Mr. Simon served as Vice President Worldwide Regulatory Affairs at Bristol-Myers Squibb Company from November 1997 to July 2000. At Bristol-Myers Squibb, he was responsible for all Chemistry, Manufacturing and Controls (CMC) regulatory activities worldwide for both marketed products and new drug registration. From January 1987 to October 1997, Mr. Simon held various other regulatory affairs positions at Bristol-Myers Squibb. Mr. Simon holds a B.S. degree in Chemistry from California State University and has had Executive Management training from the Levinson Institute. He also helped co-found the Regulatory Sciences Section of the American Association of Pharmaceuticals Scientists.

Linda E. Amper, Ph.D., was named our Senior Vice President, Human Resources in October 2007. Dr. Amper joined us in April 2001 as our Vice President, Business Administration and Human Resources. Prior to joining OSI, Dr. Amper served at the New York Blood Center for 23 years, where she was most recently Executive Director and Vice President of Long Island Blood Services, a division of the New York Blood Center from 1998 to 2001, and Vice President Human Resources for the New York Blood Center from 1995 to 1998. Dr. Amper began her career at the New York Blood Center in March 1978, holding various other positions in the organization. Dr. Amper received a B.S. Degree in Medical Biology from CW Post College; a Master of Public Administration with a specialization in Health Care, also from CW Post College; and a Ph.D. in Philosophy/Health Administration from Columbia Southern. Dr. Amper is an active member on a number of Long Island area boards, including The Long Island Works Coalition, where she is also a Vice President, The Long Island Association, The Farmingdale BioScience Park, The Long Island Philharmonic and Friends of Karen. Dr. Amper also serves as an Adjunct Professor in the Business Department of Farmingdale State College.

Barbara A. Wood, Esq., was named Senior Vice President, General Counsel and Secretary in October 2007. From April 2001 to September 2007, Ms. Wood was our Vice President and General Counsel and has served as our Secretary since January 2004. Prior to joining us, Ms. Wood was a partner at Squadron, Ellenoff, Plesent and Sheinfeld, LLP, a New York law firm which is now part of Hogan & Hartson LLP, where she commenced her legal career in September 1987. While at Squadron, Ms. Wood specialized in mergers and acquisitions, licensing and securities law matters. She holds a B.A. degree in classics and economics from Connecticut College and a law degree from Columbia Law School where she was a Harlan Fiske Stone Scholar. She is a member of the board of directors of the New York Biotechnology Association.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis focuses on our executive compensation policies and decisions related to our named executive officers, or NEOs, for 2007. The NEOs are our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, and the other three most highly compensated executive officers identified later in this Proxy Statement under the heading “Summary Compensation Table.”

Executive Compensation Policies

Our long-term success depends on our ability to discover, develop and commercialize innovative molecular targeted therapies addressing major unmet medical needs in oncology, diabetes and obesity. In order to achieve these goals and build value for our shareholders, we must continue to attract, motivate and retain highly skilled and talented employees at all levels of our company. We therefore are committed to providing a competitive total compensation package to all employees, including our executive officers, which rewards their performance and contributions towards achieving corporate and individual goals, and provides an appropriate mixture of current pay and long-term incentive compensation.

Our compensation policies for executive officers, including our NEOs, are based on the same principles that guide our compensation programs for all employees:

•	We promote a “pay for performance” culture by providing a compensation structure which effectively distinguishes between different levels of performance. Annual performance-based and long-term incentive compensation together comprise the majority of compensation paid to our executive officers, including our NEOs.

•	Compensation is based on the achievement of clearly defined corporate and individual goals developed in support of the key objectives and goals of our annual business plan. The corporate component of compensation is more heavily weighted for executive officers, including our NEOs, as they have a greater ability to influence our company’s results.

•	We strive to make our compensation decisions transparent by communicating openly with our employees regarding our compensation process, pay structure and performance objectives.

•	We seek to offer levels of compensation that are competitive with compensation paid by our peer group of companies for comparable responsibilities and positions.

•	Our compensation policies provide our executive officers, including our NEOs, with incentives to remain with the company to meet our long-term goals and increase shareholder value.

Oversight of Our Executive Compensation Program

As previously discussed in this Proxy Statement, our Board of Directors has established a Compensation Committee comprised of independent directors to approve all matters relating to the compensation of our executive officers, including our NEOs, and non-employee directors as well as certain matters for all employees.

Our CEO, with the assistance of our Senior Vice President of Human Resources, makes recommendations to the Compensation Committee with respect to the compensation of the other executive officers, including the NEOs, following our annual performance review process and analysis of the competitive market data. The CEO does not make recommendations to the Compensation Committee with respect to his own compensation. Our CEO is not present when the Compensation Committee independently discusses and determines his compensation.

Independent Compensation Consultant

In the past, our management has engaged Radford, a division of Aon Consulting, Inc., as an independent compensation consultant to advise us on matters related to the compensation of our non-employee directors, executive officers, including our NEOs, and other employees. In August 2007, the Compensation Committee engaged Radford directly so that Radford now reports and is directly accountable to the Compensation Committee and acts upon the Compensation Committee’s directions and instructions.

At the Compensation Committee’s direction, in November 2007, Radford prepared an extensive review and analysis of our executive compensation program, including a market analysis of each of the three main components of compensation-base salary, annual bonus and annual equity awards. While Radford makes recommendations to the Compensation Committee and management, it has no authority to make compensation decisions on behalf of the Company.

At the Compensation Committee’s direction, Radford also prepared an extensive review and analysis of director compensation and continues to provide information and advice to our management, with the knowledge and consent of the Compensation Committee, with regard to the compensation programs and policies for all our employees. Radford does not provide other consulting services to our company.

Review of Total Compensation for Peer Group

At the end of each year, we review our executive compensation program against trends in the market and the compensation practices of our peer group. Companies selected for our peer group consist of publicly traded biotechnology companies with similar market capitalization, revenues, number of employees and/or business models. With the assistance of Radford, we periodically review and update our list of peer companies for conformity with these measures.

Total annual cash compensation, i.e., base salary and cash bonus opportunities, for our executive officers, including our NEOs, were determined at the end of 2006 for services to be performed in 2007 with reference to compensation data for a peer group consisting of the following companies:

•	Amgen Inc.

•	Biogen Idec Inc.

•	Celgene Corporation

•	Cephalon, Inc.

•	Genentech, Inc.

•	Genzyme Corporation

•	Gilead Sciences, Inc.

•	ICOS Corporation

•	ImClone Systems Incorporated

•	Millennium Pharmaceuticals, Inc.

•	MedImmune Inc.

•	MGI Pharma, Inc.

•	Neurocrine Biosciences, Inc.

•	PDL BioPharma, Inc.

•	Sepracor Inc.

In November 2007, the Compensation Committee with the assistance of Radford, reviewed and updated the composition of our peer group based on an analysis of our financial profile, workforce, stage of development and business model relative to those measures for our potential peer group of companies. This revised peer group consisted of the following companies:

•	Alkermes, Inc.

•	Amylin Pharmaceuticals, Inc.

•	Celgene Corporation

•	Cubist Pharmaceuticals, Inc.

•	CV Therapeutics, Inc.

•	Human Genome Sciences, Inc.

•	ImClone Systems Incorporated

•	The Medicines Company

•	MGI Pharma, Inc.

•	Millennium Pharmaceuticals, Inc.

•	Onyx Pharmaceuticals, Inc.

•	PDL BioPharma, Inc.

•	Pharmion Corporation

•	Regeneron Pharmaceuticals, Inc.

•	Theravance, Inc.

•	Vertex Pharmaceuticals Incorporated

At the end of 2007, we also reviewed the compensation of our executive officers against the Radford Biotech survey, a comprehensive survey consisting of data for larger biotechnology companies, which is commonly used in our industry. For benchmarking purposes, the Compensation Committee and management reviewed the market data for each of the main components of our compensation program (base salary, annual bonus and annual equity grants) individually, and for total annual cash compensation (base salary and annual bonus), in the aggregate. At the end of 2007, this survey data, along with our peer group data, were considered by the Compensation Committee in making annual base salary adjustments to be effective in 2008 and in issuing equity awards at the end of 2007 to reward performance for 2007.

Elements of Executive Compensation Program for 2007

Our compensation program for executive officers, including our NEOs, consists of the following elements:

•	annual base salary;

•	annual performance bonus payable in cash;

•	long-term incentives provided in the form of annual equity awards; and

•	benefits and perquisites.

The following discussion describes how each of these elements fits into our overall compensation objectives and describes how and why compensation decisions for 2007 were made with respect to each element based on our year-end analysis of the competitive market data and our annual review of corporate and individual performance.

Base Salary

The principal objective of base salary is to provide our executive officers, including our NEOs, with a current and guaranteed level of income that is competitive with our industry and our identified peer group of companies. While the principal objective is to attract and retain highly talented executives, base salary is also used to incentivize individual performance in that an executive’s individual performance is typically a factor used in making annual base salary adjustments, along with market considerations.

Our philosophy is to target base salary at the 50th to 60th percentile of the market data. The market data reviewed by us at the end of 2007 indicated that with the exception of the CEO, the base salaries of our NEOs were above the 75th percentile. Accordingly, annual base salary increases made at the end of 2007 for the NEOs, other than the CEO, were made at levels below standard increases in the biotech/pharma sector, irrespective of individual performance. For the NEOs other than the CEO, annual increases were granted in the range of 1.79% to 2.44%, maintaining their salaries at highly competitive levels.

The annual base salary of our CEO was below the 50th percentile of the market data. To provide our CEO with a more competitive annual salary and to reward him for his exceptional individual performance in 2007, described in more detail below, the CEO was granted an annual salary increase of 6.67%. This adjustment moved the CEO’s annual base salary to approximately the 50th percentile of the market data we reviewed at the end of 2007.

Annual Performance Bonus

The purpose of our discretionary, annual cash bonus program is to provide an incentive for our executive officers, including our NEOs, to achieve the annual corporate and individual performance objectives developed from our annual business plan and enhanced during the course of the year’s operations. Our annual cash bonus program represents the principal element of annual performance compensation for our executive officers, including our NEOs. The annual bonus program also helps us to compete for highly talented executives in that it is structured to provide competitive bonus opportunities to our executives. Our policy is to provide annual bonus opportunities at the 50th to 60th percentile of the market for the achievement of target level performance.

Because of their high level of responsibility within the company, the determination of annual bonuses for our executive officers, including our NEOs, is heavily weighted on our corporate performance. The table below sets forth the bonus targets (as a percentage of base salary) for each of our NEOs for 2007, as well as the proportion of the bonus target that is based on the achievement of corporate and individual performance.

			Proportion of	Proportion of
			Target Based on	Target Based on
	Bonus Target		Corporate	Individual
Named Executive Officer	(% of Base Salary)		Performance	Performance

Colin Goddard, Ph.D.	100%		100%	—
Michael G. Atieh	50	%(1)	80%	20%
Gabriel Leung	50%		80%	20%
Anker Lundemose, M.D., Ph.D., D.Sc.	50%		80%	20%
Robert L. Simon	50%		80%	20%

(1)	Mr. Atieh’s employment agreement provides that he is eligible for an annual incentive target bonus between $200,000 and $300,000.

2007 Corporate Performance Goals.  We measure our annual corporate performance against our achievement of the key objectives and goals set forth in our annual business plan, rather than only by the achievement of specified financial measures, such as earnings per share or revenue growth targets. For 2007, the key material objectives and goals of our annual business plan included the following:

•	Deliver $1.00 per share or better 2007 adjusted earnings from continuing operations;

•	Execute our re-sizing plan while sustaining/building morale;

•	Drive Tarceva growth commercially and through the development of additional label expansion opportunities;

•	Redefine our research and development efforts in oncology to create a more focused, cohesive and differentiated platform that positions OSI as a leader in exploiting the biology of epithelial-to-mesenchymal transition, or EMT;

•	Streamline the Chemistry, Development and Manufacturing Group and adopt our out-sourcing/off-shoring model;

•	Out-license our glucokinase activator program, or GKA, and focus our near term diabetes/obesity efforts on “discovery to proof-of-concept” activities; and

•	Divest our eye disease business.

Our corporate goals for 2007 included other key objectives regarding confidential research and development, commercialization, licensing, partnering and other strategies. These key objectives were considered in determining compensation in 2007 but are not disclosed in this Proxy Statement as disclosure would likely cause substantial competitive harm in that it would identify our R&D and business priorities to our competitors and, in certain circumstances, affect our bargaining leverage.

We score corporate performance for the purpose of compensation determinations based on a target level of performance (a score of 100%) that is presumed to reflect a solid year in which most of the annual objectives — and particularly high priority objectives — are met. With regard to the likelihood of achieving target performance, for compensation purposes, target performance is set at a level reasonably expected to be achieved with a good level of performance. The Compensation Committee exercises discretion in weighting the relative importance of the key annual goals and considers the specific recommendation of the CEO.

For 2007, the CEO recommended, and the Compensation Committee approved, a corporate performance score of 120% for the purpose of calculating the corporate component of the annual performance bonus for the NEOs. A score of 120% indicates the Compensation Committee’s assessment of our overall achievement of our corporate goals at a level above target performance. For reference, we note that the Compensation Committee scored our corporate performance at 100% for 2006 and 80% for 2005. To the extent that disclosure is not likely to cause substantial competitive harm, the factors considered by the Compensation Committee in making this determination were as follows:

•	Our adjusted earnings per share from continuing operations for 2007 was $1.70, substantially exceeding our target, which was our most important goal for 2007;

•	Global sales of Tarceva were approximately $865 million, exceeding our global sales goal;

•	The approval of Tarceva in Japan in November 2007;

•	The initiation of clinical studies in our insulin-like growth factor receptor oncology development program (OSI-906);

•	Outstanding licensing and royalty revenues from our dipeptidyl peptidase IV patent estate, totaling $35 million in 2007;

•	Successful out-licensing of our GKA program to Eli Lilly in a deal that included a $25 million upfront fee and up to $360 million in milestones and other payments, and royalties;

•	The advancement of two promising pre-clinical candidates to investigational new drug track by our Prosidion team;

•	Successful implementation of re-sizing plans and disciplined cost management; and

•	Execution of an agreement with Ophthotech Corp. to divest our anti-platelet derived growth factor apatamer program for an upfront cash payment, shares of Ophthotech Corp. preferred stock and potential future milestones and royalties.

Individual Performance Goals.  The individual performance goals of each NEO for 2007 consisted primarily of the key objectives and goals from our annual business plan that relate to the functional area or business unit for which the NEO is responsible. In the case of our CEO, his individual performance goals for 2007 were coextensive with the key objectives and goals of the company as a whole. As is the case for corporate performance, target individual performance is set at a level that is reasonably likely to be achieved with a good level of performance.

While achievement against the applicable key objectives and goals of our business plan is given substantial weight in scoring the individual performance of our named executive officers, consideration is also given to an evaluation of the NEO’s individual performance based on the following subjective criteria: (i) leadership, (ii) management, (iii) judgment and decision making skills, (iv) results orientation and (v) communication.

The individual performance of each NEO is assigned a numerical performance rating in accordance with a performance scale under which target performance is scored at 100%. The performance rating for each NEO other than the CEO is recommended to the Compensation Committee for its consideration by the CEO. The Compensation Committee is responsible for the evaluation of the CEOs individual performance.

Calculation of Annual Performance Bonus Amounts.  For 2007, the corporate performance component for determining the annual bonus of our NEOs other than our CEO was given a weight of 80% and the individual performance component was given a weight of 20%. An individual performance factor up to 150% could be assigned to each NEO (other than the CEO) based on their individual performance for the year. Given that the 2007 corporate performance was scored at 120%, as an example, an NEO (other than the CEO) who was assigned an individual performance rating of 125% to reflect above target level performance would be awarded an annual bonus of 121% of his target bonus amount (120% x 80%=96%) + (125% x 20%=25%).

The annual performance bonus for our CEO was initially structured for 2007 so that 100% of his bonus would have been based on our annual corporate performance score. Under this structure and our corporate performance score for 2007 of 120%, our CEO would have earned an annual bonus equal to 120% of his annual base salary. However, based on a number of subjective factors, the Compensation Committee exercised its discretion and awarded our CEO an annual bonus payment for 2007 equal to 150% of his annual base salary. In awarding this increased level of annual bonus, the Compensation Committee considered the exceptional leadership and individual contributions that our CEO has provided toward the development, implementation and achievement of our corporate goals, including our first time achievement of full-year profitability for 2007 and our return to strong performance shortly following our decision to exit the eye disease business in 2006. In addition, the Compensation Committee considered the fact that the CEO had voluntarily forgone the receipt of an annual bonus payment and salary increase in 2005 and 2006 because of the performance of our eye disease business.

The amount of the annual performance payment made to each of our NEOs for 2007 is set forth in the “Summary Compensation Table” presented later in this Proxy Statement. In the case of the NEOs other than the CEO the actual bonus amount provided ranged from the 50th to the 60th percentile of the market data we reviewed at the end of 2007 with the exception of Dr. Lundemose whose bonus exceeded the 75th percentile for equivalent U.K. based executives. The actual payment for our CEO approximated the 75th percentile of the market data.

Equity Awards

We make annual equity award grants to our executive officers, including our NEOs, under our Amended and Restated Stock Incentive Plan. Equity awards serve the principal objective of aligning the long-term financial interests of our executive officers with those of our stockholders. Our equity awards are structured to vest over a period of four years and thus serve to encourage retention. We also use the grant of equity awards to reward the achievement of individual performance goals developed from our business plan as the size of an executive’s annual grant, while targeted at competitive levels vary with the executive’s level of achieved individual performance. Our practice is to grant equity awards at the end of the year following our annual performance review; there is no relationship between the timing of our equity grants and the release of non-public material information.

For 2007, we decided to continue our policy of targeting the value of annual equity awards to our NEOs at approximately the 50th percentile of the competitive market. For this purpose, the value of our equity awards and those of our peers were estimated by Radford (for example, under the Black-Scholes valuation method in the case of options). To reward individual performance, actual grant amounts depended on the individual’s performance rating for the year. Based on the recommendation of Radford, for 2007 individual equity grants for our NEOs were made within a range of plus or minus 20% of the targeted award level based on each NEOs individual performance rating. Following our review of market practices, we determined to make equity awards for 2007 as a mix of stock options and restricted stock units with 50% in the form of stock options and 50% in the form of restricted stock units. The target award level for NEOs other than the CEO was calculated by Radford to be equal to a grant of options for 20,000 shares and a grant of 6,700 restricted stock units. The target award level for the CEO was calculated to be a grant of options for 50,000 shares and a grant of 16,700 restricted stock units.

The actual option and restricted stock awards granted to our NEOs in 2007 are set forth in the “Grants of Plan-Based Awards” table presented later in this Proxy Statement. Equity grants made to our NEOs other than our CEO for 2007 were within the recommended +/-20% range of target, and represented award values at approximately the 50th percentile of the market data reviewed for 2007. To reward our CEO’s exceptional performance for 2007 as described above, the Compensation Committee granted equity awards to our CEO in excess of the +20% of target level guideline. The value of the 2007 option and restricted stock unit awards granted to the CEO represented award values at approximately the 60th percentile of the market data reviewed for 2007.

Benefits and Perquisites

We maintain medical, dental, vision, accidental death, disability, life insurance, a 401(k) plan and other customary benefits for all of our employees, as well as customary vacation, leave of absence and similar policies.

Our executive officers, including our NEOs, are entitled to participate in these programs on the same basis as our other employees. In 2007, we adopted a nonqualified deferred compensation plan for our executive officers and other senior level employees which allows participants to elect to defer the payment of a portion of their salary and/or bonus on a tax-deferred basis. None of our NEOs elected to participate in the arrangement for 2007.

We provide very few perquisites to our executive officers. The specific perquisites provided to our NEOs in 2007 are set forth below in our Summary Compensation Table.

Severance Benefits

Each of our NEOs has entered into an agreement with us which provide severance payments and other benefits in the event of change in control of our company. The purpose of these change in control provisions is to help to align the interests of our executive officers with those of our stockholders by allowing our executive officers to focus on strategic transactions that may be in the best interest of our stockholders without undue concern regarding the effect of such transactions on their continued employment.

The specific terms of these agreements were developed through individual negotiations with each of these executives which were influenced by competitive market practices. The Compensation Committee believes that the terms of these agreements are consistent with market practices. The specific severance benefits payable to our named executive officers are set forth below under “Potential Payments Upon Termination or Change-in-Control.”

Other Matters

Share Retention Guidelines; Hedging Prohibition

Our Compensation Committee adopted share ownership guidelines for our executive officers, which encourage our NEOs to hold 10,000 shares of our common stock. In addition, our CEO agreed to hold at least 30,000 shares of our common stock. Messrs. Atieh, Leung, and Simon currently hold in excess of 10,000 shares of our common stock, Dr. Lundemose holds approximately 7,600 shares of our common stock and Dr. Goddard holds in excess of 65,000 shares of our common stock.

Our executive officers are not permitted to hedge their economic exposure to our common stock.

Deductibility Cap on Executive Compensation

U.S. federal income tax law prohibits the company from taking a tax deduction for certain compensation paid in excess of $1,000,000 to certain of our named executive officers. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by stockholders and meet other requirements. Our policy is to qualify our incentive compensation programs for full corporate deductibility to the extent feasible and consistent with our overall compensation goals and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Santo J. Costa, Chair of the Compensation Committee
Robert A. Ingram
Daryl K. Granner, M.D.
Viren Mehta

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned or received, or recognized as compensation expense under Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment,” or SFAS 123(R), during 2007 and 2006 by each of our named executive officers (as determined pursuant to the SEC’s disclosure requirements for executive compensation in Item 402 of Regulation S-K).

Summary Compensation Table
for Fiscal Year Ended December 31, 2007 and 2006

					Stock	Option	All Other
Name and		Salary	Bonus		Awards	Awards	Compensation		Total
Principal Position	Year	($)	($)(a)		($)(b)	($)(c)	($)		($)

Colin Goddard, Ph.D.	2007	623,077	900,000		259,110	846,841	17,950	(d)	2,646,978
Chief Executive Officer and Director	2006	611,538	—	(e)	73,976	1,085,512	134,451	(f)	1,905,477

Michael G. Atieh	2007	432,885	260,151		214,902	821,017	122,812	(g)	1,851,767
Executive Vice President, Chief Financial Officer and Treasurer	2006	411,309	205,000		140,859	1,002,616	306,460	(h)	2,066,244

Anker Lundemose, M.D., Ph.D., D.Sc.(i)	2007	411,456	242,859		118,132	680,413	88,352	(j)	1,541,212
Executive Vice President and President, (OSI) Prosidion	2006	360,750	185,000		30,996	641,669	82,892	(k)	1,301,307

Gabriel Leung	2007	427,692	235,000		118,294	476,246	21,596	(l)	1,278,828
(OSI) Prosidion Executive Vice President and President, (OSI) Oncology	2006	400,000	204,000		30,996	825,068	68,766	(m)	1,528,830

Robert L. Simon	2007	375,823	221,500		78,207	303,161	111,871	(n)	1,090,562
Executive Vice President, Pharmaceutical Development and Manufacturing	2006	347,750	142,434		22,148	401,633	113,175	(o)	1,027,140

(a)	See the “Compensation Discussion and Analysis” section for a discussion of how the bonus amounts were determined.

(b)	Stock awards consist of grants of restricted stock and restricted stock units. The amounts reflected in this column represent compensation expense recorded in the income statement for the related fiscal year 2007 and 2006 pursuant to SFAS 123(R).

(c)	The amounts reflected in this column represent compensation expense recorded in the income statement for fiscal year as provided under SFAS 123(R). Executive compensation disclosure rules provide that compensation to a named executive officer resulting from stock option grants is determined by the compensation expense that we record in our financial statements with respect to such grants. Under SFAS 123(R), we recognized compensation expense based on the value of that portion of stock option grant that relates to the services provided by the grant recipient. To determine the value of stock option awards, we use a Black Scholes pricing model to value stock options at the time of their grant. This model requires us to estimate the future value of our stock price based in part on the historic price volatility of our stock. See Note 16 to our consolidated Financial Statements reported on Form 10-K for our fiscal year ended December 31, 2007 for details as to the assumptions used to determine the fair value of equity awards. Given the significant volatility in our stock price, the volatility factor used to value our stock option grants has ranged in recent years from 78% in 2004 to 47% in 2007. Higher volatility factors result in a higher potential future value assigned to the stock option grants. These values are not necessarily reflective, however, of the value that the option holder may actually realize upon the exercise of the stock option. For example, the Summary Compensation Table reflects a 2007 and 2006 compensation expense of $249,371 and $598,491, respectively, related to a 2004 grant of 50,000 stock options to Dr. Goddard with an exercise price of $67.63. This exercise price is significantly above the highest sale price reported in 2007 and 2006 for our common stock on the Nasdaq Global Select Market of $52.00 and $43.17, respectively.

(d)	Consists of a car allowance of $5,830, a 401K plan match of $11,357 and expenses of $763 to maintain a home security system (due to multiple home protests conducted by animal rights activists).

(e)	Given the market performance of Macugen® (pegaptanib sodium injection), and our resulting decision to exit the eye disease business we acquired through our acquisition of Eyetech Pharmaceuticals, Inc. in November 2005, Dr. Goddard declined the 2006 bonus recommended by the Compensation Committee and did not receive a merit increase to his 2007 base salary.

(f)	Consists of a car allowance of $6,351, a 401K plan match of $6,601, a one-time expense of $86,697 relating to installation of a home security system and legal services of $34,802 related to the preparation of Dr. Goddard’s employment agreement.

(g)	Consists of a 401K plan match of $11,335 and a reimbursement of relocation and temporary living expenses of $111,477 (including a $37,005 gross up for taxes).

(h)	Consists of a 401K plan match of $6,662 and a reimbursement of relocation and temporary living expenses of $299,798 (including a $66,355 gross up for taxes).

(i)	Compensation amounts have been converted from British Pounds to U.S. dollars using the average exchange rate for the year ended December 31, 2007 and 2006 of U.S. $2.07 and $1.85 per £1, respectively.

(j)	Consists of a car allowance of $28,902, a retirement plan contribution of $49,375, tax services of $8,016 and telephone expenses of $2,059.

(k)	Consists of a car allowance of $26,640, a retirement plan contribution of $43,290, tax services of $10,943 and telephone expenses of $2,019.

(l)	Consists of a 401K plan match of $10,210 and a car allowance of $11,386.

(m)	Consists of a 401K plan match of $6,617, a car allowance of $8,120 and a reimbursement of relocation and temporary housing expenses of $54,029 (including $19,255 gross up for taxes).

(n)	Consists of a 401K plan match of $11,350, a car allowance of $5,867 and relocation expenses of $94,654 (including a $895 gross up for taxes).

(o)	Consists of a 401K plan match of $6,616, a car allowance of $725 and a reimbursement of relocation and temporary housing expenses of $105,834 (including $37,587 gross up for taxes).

Employment Agreements with Named Executive Officers

The following is a summary of the material employment arrangements with our current named executive officers. Termination and change of control rights under these arrangements are discussed separately below under “Potential Payments Upon Termination or Change of Control.”

Colin Goddard, Ph.D.

We entered into an employment agreement, dated as of June 14, 2006, as amended on June 21, 2006, with Colin Goddard, Ph.D. The agreement has a fixed initial term of three years and provides for automatic extensions for additional one-year terms. The agreement provides for a minimum base salary of $600,000, which may be increased at the discretion of the Board of Directors. Dr. Goddard’s base salary is $640,000 for 2008. In addition, Dr. Goddard is eligible for an annual discretionary incentive bonus which is targeted at 100% of his base salary and is entitled to receive other customary fringe benefits generally available to our executive employees. The agreement prohibits Dr. Goddard, during the term of his employment and for a period of six months thereafter, from engaging in any activity in which confidential information obtained during the course of his employment would by necessity be disclosed, or soliciting OSI’s employees or customers.

Michael G. Atieh

We entered into an employment agreement, dated as of April 21, 2005, as amended and restated on May 31, 2005, with Michael G. Atieh. The employment agreement has a fixed term of three years and provides for automatic extensions for additional one-year terms. The agreement provides for a minimum base salary of $410,000, which may be increased at the discretion of the Compensation Committee. For 2008, Mr. Atieh’s base salary is $435,000. In addition, Mr. Atieh is eligible for an annual incentive target bonus between $200,000 and $300,000 and is entitled to receive other customary fringe benefits generally available to our executive employees. Upon the execution of his employment agreement, Mr. Atieh received options to purchase 150,000 shares of our common stock, vesting one-third after one year and the balance vesting monthly in equal amounts over the ensuing four years, as well as 15,000 shares of restricted common stock which vest at 20 percent per year over a period of five years. Mr. Atieh also received a relocation package. The agreement prohibits Mr. Atieh, during the term of his employment and for a period of one year thereafter, from engaging in any activity in which confidential information obtained during the course of his employment would by necessity be disclosed, or soliciting OSI’s employees or customers.

Gabriel Leung

On May 16, 2003, we entered into an employment agreement with Gabriel Leung which was amended, January 5, 2004. The agreement has a fixed term of three years and provides for automatic extensions for additional one-year terms. The agreement provides for a minimum base salary of $350,000, which may be increased at the discretion of the Compensation Committee. For 2008, Mr. Leung’s base salary is $438,300. In addition, Mr. Leung is eligible for an annual discretionary incentive bonus of up to 50% of his base salary and is entitled to receive other customary fringe benefits generally available to our executive employees. Mr. Leung also received a relocation package. The agreement prohibits Mr. Leung, during the term of his employment and for a period of one year thereafter, from engaging in any activity in which confidential information obtained during the course of his employment would by necessity be disclosed, or soliciting OSI’s employees or customers.

Anker Lundemose, M.D., Ph.D., D.Sc.

On May 1, 2004, Prosidion entered into an employment agreement with Anker Lundemose, M.D., Ph.D., D.Sc. Such employment agreement was superseded in September 2005 with a service contract. The service contract provides for a minimum base salary of £175,000 per annum, which may be increased at the discretion of the Compensation Committee. For 2008, Dr. Lundemose’s base salary is £224,400. In addition, Dr. Lundemose is eligible for an annual discretionary incentive bonus which is targeted based on his grade level and is entitled to receive other customary fringe benefits generally available to our executive employees. The service contract also provides that Dr. Lundemose will receive, on an annual basis, options to purchase a number of shares of our common stock to be determined by our Compensation Committee.

Robert L. Simon

We entered into an employment letter, dated as of November 15, 2001, as amended on September 20, 2005, with Robert L. Simon, which provides for at-will employment, meaning that either we or Mr. Simon may terminate the agreement at any time for any reason. The letter provides for a minimum base salary of $257,145, which may be increased at the discretion of the Compensation Committee. For 2008, Mr. Simon’s base salary is $393,300. In addition, Mr. Simon is eligible for an annual incentive target bonus and is entitled to receive other customary fringe benefits generally available to our executive employees. Mr. Simon is also entitled to a $50,000, net after-tax, relocation allowance per year through October 22, 2010. The letter prohibits Mr. Simon, during the term of his employment and for a period of one year thereafter, from engaging in any activity in which confidential information obtained during the course of his employment would by necessity be disclosed, or soliciting OSI’s employees or customers.

Grant of Plan-Based Awards

The following table sets forth information concerning grants of equity incentive plan-based awards to each of the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2007. We do not have any non-equity incentive plans.

Grant of Plan-Based Awards
for Fiscal Year Ended December 31, 2007

		All Other	All Other	Exercise or	Grant Date
		Stock Awards:	Option Awards:	Base Price	Fair Value of
		Number of Shares of	Number of Shares of	of Option	Stock and Option
Name	Grant Date	Stock or Units (#)	Stock or Units (#)	Awards ($/sh)(a)	Awards(b) ($)

Colin Goddard, Ph.D.	12/12/2007	—	62,500	47.29	1,281,250
	12/12/2007	21,000	—	—	993,090
Michael G. Atieh	12/12/2007	—	24,000	47.29	492,000
	12/12/2007	8,040	—	—	380,212
Anker Lundemose, M.D., Ph.D., D.Sc.	12/12/2007	—	22,000	47.29	451,000
	12/12/2007	7,333	—	—	346,778
Gabriel Leung	12/12/2007	—	18,000	47.29	369,000
	12/12/2007	6,000	—	—	283,740
Robert L. Simon	12/12/2007	—	22,000	47.29	451,000
	12/12/2007	7,333	—	—	346,778

(a)	The exercise price was determined by using the market price for our common stock at the close of business on the grant date.

(b)	See Note 16 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for details as to the assumptions used to determine the grant date fair value of stock and option awards.

Equity grants made in 2007 to our executive officers consisted of awards of nonqualified stock options, or NQSOs, and restricted stock units, or RSUs.

Each NQSO represents the right to purchase one share of our common stock at a price equal to the fair market value of the stock determined as of the date of grant. NQSOs granted in 2007 have a term of seven years and vest in equal annual installments over a four year vesting schedule. NQSOs terminate within 90 days of termination of employment for any reason other than death or retirement as defined under our equity plan. Upon termination of employment because of death or retirement as defined under our equity plan, the vested portion of any outstanding NQSO continues to be exercisable for the remainder of its term.

Each RSU represents the right to receive one share of common stock as of the date the unit vests. RSUs granted in 2007 vest in equal annual installments over a four year vesting schedule. RSUs are not transferable and are forfeited in the event of termination of employment for any reason prior to vesting. The recipient of an RSU award has no voting, dividend, tender offer or other rights of a stockholder with respect to an RSU until shares of our common stock are issued upon vesting of the RSU.

Outstanding Equity Awards at Fiscal Year End

The following table shows the unexercised stock options and unvested restricted stock and restricted stock units outstanding on the last day of the fiscal year ended December 31, 2007 for each of our NEOs. We do not have any non-equity incentive plans.

Outstanding Equity Awards
for Fiscal Year Ended December 31, 2007

	Option Awards					Stock Awards
	Number of	Number of						Market
	Securities	Securities				Number of		Value of
	Underlying	Underlying				Shares or		Shares or
	Unexercised	Unexercised		Option		Units of		Units of
	Options	Options		Exercise	Option	Stock That		Stock That
	(#)	(#)		Price	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)(a)

Colin Goddard, Ph.D.	—	—		—	—	12,525	(b)	607,588
	—	—		—	—	9,394	(c)	455,703
	—	—		—	—	21,000	(d)	1,018,710
	100,000	—		23.25	06/21/10	—		—
	45,000	—		51.80	06/21/11	—		—
	51,430	—		21.55	06/12/12	—		—
	60,700	—		30.74	06/24/13	—		—
	50,000	—		67.63	06/16/14	—		—
	29,349	17,611	(e)	38.01	06/14/12	—		—
	12,500	37,500	(f)	29.77	06/12/13	—		—
	9,375	28,125	(g)	37.74	12/12/13	—		—
	—	62,500	(h)	47.29	12/12/14	—		—

Michael G. Atieh	—	—		—	—	9,000	(i)	436,590
	—	—		—	—	5,025	(b)	243,763
	—	—		—	—	3,769	(c)	182,834
	—	—		—	—	8,040	(d)	390,020
	50,000	—		30.74	06/24/13	—		—
	7,500	—		38.61	03/16/14	—		—
	7,083	2,417	(j)	45.60	03/15/15	—		—
	89,610	60,390	(k)	37.20	05/30/15	—		—
	5,000	15,000	(f)	29.77	06/12/13	—		—
	3,750	11,250	(g)	37.74	12/12/13	—		—
	—	24,000	(h)	47.29	12/11/14	—		—

Anker Lundemose, M.D., Ph.D., D.Sc.	—	—		—	—	5,025	(b)	243,763
	—	—		—	—	5,025	(c)	243,763
	—	—		—	—	7,333	(d)	355,724
	15,200	—		35.10	02/10/14	—		—
	37,777	2,223	(l)	48.30	03/07/15	—		—
	18,749	11,251	(e)	38.01	06/14/12	—		—
	5,000	15,000	(f)	29.77	06/12/13	—		—
	5,000	15,000	(g)	37.74	12/12/13	—		—
	—	22,000	(h)	47.29	12/11/14	—		—

Gabriel Leung	—	—		—	—	5,025	(b)	243,763
	—	—		—	—	5,025	(c)	243,763
	—	—		—	—	6,000	(d)	291,060
	60,761	—		23.85	05/20/13	—		—
	28,472	—		30.74	06/24/13	—		—
	26,200	—		67.63	06/16/14	—		—
	22,768	13,662	(e)	38.01	06/14/12	—		—
	5,000	15,000	(f)	29.77	06/12/13	—		—
	5,000	15,000	(g)	37.74	12/12/13	—		—
	—	18,000	(h)	47.29	12/11/14	—		—

	Option Awards					Stock Awards
	Number of	Number of						Market
	Securities	Securities				Number of		Value of
	Underlying	Underlying				Shares or		Shares or
	Unexercised	Unexercised		Option		Units of		Units of
	Options	Options		Exercise	Option	Stock That		Stock That
	(#)	(#)		Price	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		($)	Date	Vested (#)		Vested ($)(a)

Robert L. Simon	—	—		—	—	3,750	(b)	181,913

	—	—		—	—	2,813	(c)	136,459
	—	—		—	—	7,333	(d)	355,724
	44,000	—		45.01	01/02/12	—		—
	13,800	—		21.55	06/12/12	—		—
	23,600	—		30.74	06/24/13	—		—
	17,200	—		67.63	06/16/14	—		—
	13,656	8,194	(e)	38.01	06/14/12	—		—
	3,750	11,250	(f)	29.77	06/12/13	—		—
	2,812	8,438	(g)	37.74	12/12/13	—		—
	—	22,000	(h)	47.29	12/11/14	—		—

(a)	Based on the closing price of our common stock reported on the Nasdaq Global Select Market on December 31, 2007 of $48.51.

(b)	Represents the unvested portion of restricted stock granted on July 14, 2006. The unvested restricted stock will vest at a rate of one-third per year, with vesting dates of July 14, 2008, 2009 and 2010.

(c)	Represents the unvested portion of RSUs granted on December 13, 2006. The unvested RSUs vest at a rate of one-third per year, with vesting dates of December 13, 2008, 2009 and 2010.

(d)	Represents the unvested portion of RSUs granted on December 12, 2007. The unvested RSUs vest at a rate of 25% per year, with vesting dates of December 12, 2008, 2009, 2010 and 2011.

(e)	These stock options vest monthly in equal amounts through June 15, 2009.

(f)	These stock options vest at a rate of one-third per year, with vesting dates of June 13, 2008, 2009 and 2010.

(g)	These stock options vest at a rate of one-third per year, with vesting dates of December 13, 2008, 2009 and 2010.

(h)	These stock options vest at a rate of 25% per year, with vesting dates of December 12, 2008, 2009, 2010 and 2011.

(i)	Represents shares of restricted stock granted on June 1, 2005. These shares vest in equal increments of 3,000 shares on each June 1, 2008, 2009 and 2010.

(j)	These stock options vested monthly in equal amounts through February 16, 2008.

(k)	These stock options will vest monthly in equal amounts through May 31, 2010.

(l)	These stock options vested monthly in equal amounts through February 8, 2008.

Option Exercises and Stock Vested

The following table summarizes information with respect to stock option awards exercised and restricted stock and restricted stock units vested during 2007 for each of our NEOs.

Option Exercises and Stock Vested
for Fiscal Year Ended December 31, 2007

	Option Awards			Stock Awards
	Number of Shares			Number of Shares
	Acquired on		Value Realized	Acquired on	Value Realized
	Exercise		on Exercise	Vesting	on Vesting
Name	(#)		($)(a)	(#)	($)(b)

Colin Goddard, Ph.D.	41,000	(c)	1,234,252	7,306	290,370
Michael G. Atieh	—		—	6,350	248,863
Anker Lundemose, M.D., Ph.D., D.Sc.	—		—	3,350	136,513
Gabriel Leung	—		—	3,350	136,513
Robert L. Simon	—		—	2,187	86,917

(a)	The amounts shown in this column represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise. These amounts do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of options because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option.

(b)	The value realized is calculated by multiplying the number of vested shares or units times the closing price of our common stock on the applicable vesting date.

(c)	Reflects the exercise of stock options with an expiration date of June 11, 2007.

Potential Payments Upon Termination or Change-In-Control

The employment agreements or arrangements for each of our NEOs provide for certain potential payments and other rights upon the termination of such officer.

Payments Made Upon Termination.  Upon a termination of employment for any reason, each of our NEOs is entitled to receive any accrued but unpaid salary and benefits. Dr. Goddard also receives the pro-rata bonus he would have been entitled to receive for the fiscal year in which the termination occurs.

Payments Made Upon Death or Disability.  Upon their death or permanent disability, Messrs. Atieh and Leung and Drs. Goddard and Lundemose receive the pro-rata bonus they would have been entitled to receive for the fiscal year in which the termination occurs.

Potential Payments Upon Termination for Good Reason, Without Cause or Upon a Change-in-Control.  The employment agreements or arrangements for each of our NEOs, other than Mr. Simon, contain provisions which provide for severance and other benefits upon a termination of employment without cause or for good reason. The employment agreements for Messrs. Atieh and Leung and Dr. Lundemose provide that if the officer is terminated without cause, or terminates his employment for good reason, then the officer will be entitled to receive his accrued but unpaid salary and benefits, a continuation of health benefits for a period of one year, and a lump sum equal to (a) one year of base salary and (b) the pro-rata bonus he would have been entitled to receive for the fiscal year in which the termination occurs. Good reason includes a material reduction of duties, titles or responsibilities, the relocation of OSI’s corporate headquarters outside of a specified area or a change of control of OSI. For each NEO other than the CEO, a change of control is generally defined as the sale of all or substantially all of assets of the company, or a merger or consolidation where the existing stockholders of the company cease to hold a majority (40% in the case of Mr. Atieh) of the voting power of the company. Dr. Lundemose’s agreement provides that a change of control includes a change of control of Prosidion. The employment letter for Mr. Simon provides that if he is terminated without cause, he will be entitled to receive his base salary for a period of twelve months. In addition, if within six months of a change of control, Mr. Simon is terminated by the controlling company or terminates his employment for good reason, Mr. Simon will also be entitled to receive his pro-rated base salary for the fiscal year in which the termination occurs. Good reason includes a reduction in his total compensation package, duties or responsibilities, or the requirement that he relocate more than 40 miles from his present location or home.

Dr. Goddard’s employment agreement defines a change of control as (i) the acquisition of stock by any one person, entity or group constituting (A) 50% or more of the total fair market value or total voting power of the company when combined with the existing stock held by such person, entity or group or (B) 35% of the voting power of the company when combined with the stock acquired by such person, entity or group over the previous 12 months, (ii) the replacement of a majority of the members of the Board of Directors during any 12 month period with directors whose nomination has not been endorsed by the Corporate Governance and Nominating Committee or (iii) the acquisition by any one person, entity or group of assets from the company in any 12 month period with a gross fair market value equal to at least 40% of the total gross fair market value of all assets of the company immediately prior to such acquisition. The employment agreement for Dr. Goddard also provides that if Dr. Goddard is terminated without cause, or terminates his employment for good reason, then he will be entitled to receive his accrued but unpaid salary and benefits, a continuation of health and disability benefits for a period of three years, and a lump sum equal to (a) three years of base salary and (b) the pro-rata bonus he would have been entitled to receive for the fiscal year in which the termination occurs. Good reason includes a material reduction of duties, titles or responsibilities, the relocation of OSI’s corporate headquarters outside of a specified area, failure to be re-elected to the Board of Directors or a change-in-control of OSI.

Vesting of Equity Upon a Change-in-Control or Other Events.  The employment agreements or arrangements for each of our NEOs provide that upon a change-in-control of OSI, all of their outstanding unvested equity grants vest and/or become immediately exercisable. In addition, Dr. Goddard’s employment agreement provides that all of his outstanding unvested equity grants vest and/or become immediately exercisable in the event that he is terminated without cause or terminates his employment for good reason.

Potential Payments Upon Termination or Change-In-Control

The following table sets forth the potential payments and benefits that our current NEOs could be entitled to under their respective employment agreements upon their termination from our company, assuming a termination date of December 31, 2007.

					Value of
		Cash			Accelerated
		Severance		Medical	Equity
		Payment		Continuation	Awards
Name	Basis for Termination	($)(a)		($)	($)(b)

Colin Goddard, Ph.D.	Separation without cause/for good reason	1,800,000	(c)	39,564	3,601,420
	Change-in-control	1,800,000	(c)	39,564	3,601,420
	Retirement	—		—	—
	Death or disability	—		—	—
Michael G. Atieh	Separation without cause/for good reason	425,000	(d)	13,188	—
	Change-in-control	425,000	(d)	13,188	2,499,552
	Retirement	—		—	—
	Death or disability	—		—	—
Anker Lundemose, M.D., Ph.D., D.Sc.	Separation without cause/for good reason	411,456	(d)	—	—
	Change-in-control	411,456	(d)	—	1,536,268
	Separation for cause	—		—	—
	Retirement	—		—	—
	Death or disability	—		—	—
Gabriel Leung	Separation without cause/for good reason	420,000	(d)	13,188	—
	Change-in-control	420,000	(d)	13,188	1,471,167
	Retirement	—		—	—
	Death or disability	—		—	—
Robert L. Simon	Separation without cause/for good reason	375,000	(d)	13,188	—
	Change-in-control	375,000	(d)	13,188	1,177,538
	Separation for cause	—		—	—
	Retirement	—		—	—
	Death or disability	—		—	—

(a)	As noted above, upon the occurrence of specified termination events, the employment agreements for each of our NEOs provide for the payment of a pro-rated bonus that they would have been entitled to receive for the fiscal year in which the termination occurs. As we paid the annual bonus to our employees (including our NEOs) in mid-December 2007, they would not have been entitled to a further bonus payment if they were terminated at December 31, 2007.

(b)	Value includes acceleration of unvested option awards as of December 31, 2007 with a 90 day term and valuation of equity grants under SFAS 123(R). Value also assumes acceleration of unvested restricted stock or restricted units which were valued based upon the December 31, 2007 stock price of $48.51.

(c)	Represents three years of 2007 base salary.

(d)	Represents one year of 2007 base salary.

DIRECTOR COMPENSATION

Director Compensation Table
for Fiscal Year Ended December 31, 2007

The following table sets forth the compensation earned or paid, or recognized as compensation expense under SFAS 123(R), to the non-employee members of our Board of Directors for the 2007 fiscal year.

				Non-Equity
	Fees Earned	Stock	Option	Incentive Plan	All Other
	or Paid in Cash	Awards	Awards	Compensation	Compensation		Total
Name	($)	($)(a)	($)(a)	($)	($)		($)

Robert A. Ingram(b)	157,500	37,918	177,916	—	—		373,334
G. Morgan Browne(c)	37,500	54,375	131,006	—	—		222,881
Santo J. Costa(d)	65,625	72,719	101,890	—	—		240,234
Daryl K. Granner, M.D.(e)	65,625	18,959	112,606	—	75,000	(f)	272,190
Joseph Klein, III(g)	72,500	72,719	101,890	—	—		247,109
Kenneth B. Lee, Jr.(h)	41,250	42,153	54,767	—	—		138,170
Walter M. Lovenberg, Ph.D.(i)	37,500	54,375	131,006	—	6,250	(j)	229,131
Viren Mehta(k)	65,625	18,959	159,904	—	—		244,488
David W. Niemiec(l)	78,750	72,719	101,890	—	—		253,359
Herbert M. Pinedo, M.D., Ph.D.(m)	65,625	18,959	386,605	—	—		471,189
Katharine B. Stevenson(n)	94,500	18,959	453,988	—	—		567,447
John P. White(o)	65,625	18,959	88,957	—	—		173,541

(a)	The amounts reflected in this column represent compensation expense recorded in the income statement for fiscal year 2007 as described in SFAS 123(R) for our directors. Executive compensation disclosure rules require that compensation to a director resulting from stock option grants and stock awards, i.e., restricted stock and restricted stock units, be determined based upon the compensation expense that we record in our financial statements for 2007 with respect to such grants. Under SFAS 123(R), we recognized compensation expense in 2007 based on the value of that portion of stock and option awards that relate to the services provided by the grant recipient. To determine the value of stock awards, we use the closing price of our common stock on the grant date. To determine the value of stock option awards, we use a Black Scholes pricing model to value stock options at the time of their grant. This model requires us to estimate the future value of our stock price based in part on the historic price volatility of our stock. See Note 16 to our Consolidated Financial Statement reported in our Form 10-K for our fiscal year ended December 31, 2007 for details as to the assumption used to determine the fair value of equity awards. Given the significant volatility in our stock price, the volatility factor used to value our stock option grants has ranged in recent years from 78% in 2004 to 47% in 2007. Higher volatility factors result in a higher potential future value assigned to the stock option grants.

The compensation expense recognized for financial statement purposes and presented in the above table is not necessarily indicative of the value an option holder may actually realize from the grant; option grants of the same size may result in different amounts of compensation expense depending on the timing of the grant and factors such as the volatility and value of the stock at the time of grant. For example, Dr. Pinedo’s option expense of $386,605 includes compensation expense of $305,602 related to a single grant of 50,000 stock options to Dr. Pinedo in June 2004, with an exercise price of $82.88. This exercise price is significantly above the highest sale price reported in 2007 for our common stock on the Nasdaq Global Select Market of $52.00. In contrast, Ms. Stevenson’s 2007 option expense of $453,988 includes compensation expense of $435,978 related to a single grant of 50,000 options, with an exercise price of $47.34, issued to her in May 2005 when she was first elected to the Board.

(b)	During 2007, Mr. Ingram received a grant of 6,000 stock options, and 3,000 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $96,060 and $108,750, respectively. As of December 31, 2007, Mr. Ingram had 67,000 options awards and 5,250 stock awards outstanding.

(c)	Effective June 13, 2007 upon Mr. Browne’s retirement from the Board, all of his unvested options were vested and his right to exercise such options extended until the end of their term (to the extent that the terms of the option grant and related option plan did not automatically extend such exercise date).

(d)	During 2007, Mr. Costa received a grant of 3,000 stock options and 1,500 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $48,030 and $54,375, respectively. As of December 31, 2007, Mr. Costa had 28,000 options awards and 7,875 stock awards outstanding.

(e)	During 2007, Dr. Granner received a grant of 3,000 stock options, and 1,500 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $48,030 and $54,375, respectively. As of December 31, 2007, Dr. Granner had 86,000 options awards and 2,625 stock awards outstanding.

(f)	Represents consulting fees paid to Dr. Granner in 2007.

(g)	During 2007, Mr. Klein received a grant of 3,000 stock options and 1,500 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $48,030 and $54,375, respectively. As of December 31, 2007, Mr. Klein had 28,000 options awards and 7,875 stock awards outstanding.

(h)	During 2007, which was the first year that he was elected to the board, Mr. Lee received an initial grant of 25,000 options and 8,500 restricted stock units. The grant fair value of each award as computed in accordance with SFAS 123(R) was $400,250 and $308,125, respectively. As of December 31, 2007, Mr. Lee has 25,000 options awards and 8,500 stock awards.

(i)	Effective June 13, 2007 upon Dr. Lovenberg’s retirement from the Board, all of his unvested options were vested and his right to exercise such options extended until the end of their term (to the extent that the terms of the option grant and related option plan did not automatically extend such exercise date).

(j)	Represents consulting fees paid to Dr. Lovenberg in 2007 after his service as a Board member was completed.

(k)	During 2007, Dr. Mehta received a grant of 3,000 stock options, and 1,500 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $48,030 and $54,375, respectively. As of December 31, 2007, Dr. Mehta had 58,769 options awards and 2,625 stock awards outstanding.

(l)	During 2007, Mr. Niemiec received a grant of 3,000 stock options and 1,500 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $48,030 and $54,375, respectively. As of December 31, 2007, Mr. Niemiec had 28,000 options awards and 7,875 stock awards outstanding.

(m)	During 2007, Dr. Pinedo received a grant of 3,000 stock options, and 1,500 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $48,030 and $54,375, respectively. As of December 31, 2007, Dr. Pinedo had 63,500 options awards and 2,625 stock awards outstanding.

(n)	During 2007, Ms. Stevenson received a grant of 3,000 stock options and 1,500 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $48,030 and $54,375, respectively. As of December 31, 2007, Ms. Stevenson had 56,000 options awards and 2,625 stock awards outstanding.

(o)	During 2007, Mr. White received a grant of 3,000 stock options and 1,500 restricted stock units. The grant date fair value of each award, as computed in accordance with SFAS 123(R), was $48,030 and $54,375, respectively. As of December 31, 2007, Mr. White had 51,000 options awards and 2,625 stock awards outstanding.

Annual and Interim Retainer Fees

Ms. Stevenson and Drs. Granner, Mehta, and Pinedo and Messrs. Costa, Ingram, Klein, Lee, Niemiec, and White (comprising our non-employee directors) receive an annual retainer fee for attendance at Board of Directors’ meetings. We compensate our non-employee directors for service on our Board with both cash and equity compensation upon initial election and annual election to the Board. In 2007, the Compensation Committee engaged Radford, our independent compensation consultant, to evaluate our Board compensation. Based upon Radford’s evaluation and recommendation, the Compensation Committee and the Board determined that the compensation structure should be revised in order to (1) better align Board members’ compensation with their responsibilities and (2) align Board compensation with the more typical practices at peer companies. Our current Board compensation provides greater compensation upon initial election to the Board as opposed to subsequent elections. Pursuant to Radford’s recommendation and the Committee’s and Board’s review, the Board approved changes to the compensation structure (1) to compensate for serving as the Chair of a Board committee and for service on more than one committee and (2) in general, to decrease the amount of compensation upon initial election to the Board and increase the amount of annual compensation. The Board approved the changes effective beginning the date of the annual meeting of stockholders on June 11, 2008. In addition, in order to be more equitable and avoid any windfalls, the Board approved a requirement that all directors elected to the Board prior to the annual meeting of stockholders on June 11, 2008 must serve at least until the date of the third annual meeting following their first election or appointment to the Board before they are eligible to receive the increases to their annual equity grants described below. As a result, Messrs. Costa, Klein, and Niemiec would become entitled to receive the revised annual equity grant commencing on the date of the annual meeting in 2009; Mr. Lee would become entitled to receive the revised annual equity grant commencing on the date of the annual meeting in 2010; and all other non-employee directors would be entitled to receive the revised annual equity grant commencing on the date of the annual meeting in 2008.

The annual cash retainer fee payable to the members of the Board of Directors for service prior to the annual meeting of stockholders on June 11, 2008 is set forth in the table below.

Service	Annual Retainer Fee

Chair of the Board	$150,000
Chair of the Audit Committee	$90,000
Member of the Audit Committee	$75,000
Member of Other Board Committee	$62,500

The annual cash retainer fee payable to the members of the Board of Directors effective after the annual meeting of stockholders on June 11, 2008 is set forth in the table below.

Baseline Cash Compensation	Annual Retainer Fee

Board Member Retainer Fee	$50,000

Additional Cash Compensation	Annual Retainer Fee

Chair of Board	$100,000
Chair of Audit Committee	$30,000
Chair of Compensation Committee	$15,000
Chair of Corporate Governance and Nominating Committee	$10,000
Chair of All Other Committees	$10,000
Member of Audit Committee	$15,000
Member of Compensation Committee	$7,500
Member of Corporate Governance and Nominating Committee	$5,000
Member of All Other Committees (excluding the Executive Committee)	$5,000

The baseline cash compensation indicated above is paid to each Board member for his or her annual service on the Board. Each Board member who serves as the Chair or a member of a Board Committee receives additional cash compensation, as indicated above, for each Committee on which he or she serves.

Option Grants and Other Stock Awards

Each non-employee director receives an initial grant of options upon his or her initial election to the Board. Prior to the annual meeting of stockholders on June 11, 2008, each individual who became a director with the exception of the Chairman of the Board received an initial option to purchase 25,000 shares of common stock and an award of 8,500 shares of restricted stock, restricted stock units or deferred stock units. Prior to the annual meeting of stockholders on June 11, 2008, the Chairman received an additional grant of options to purchase 25,000 shares of common stock and an additional award of 8,500 shares of restricted stock, restricted stock units or deferred stock units. After the annual meeting of stockholders on June 11, 2008, each individual who becomes a director will receive an option to purchase 15,000 shares of common stock and an award of 5,000 shares of restricted stock, restricted stock units or deferred stock units upon his or her initial election to the Board.

In addition to initial equity awards, non-employee directors receive annual equity grants. Prior to the annual meeting of stockholders on June 11, 2008, non-employee directors with the exception of the Chairman of the Board received an option to purchase 3,000 shares of common stock and an award of 1,500 shares of restricted stock, restricted stock units or deferred stock units upon his or her re-election to the Board. Prior to the annual meeting of stockholders on June 11, 2008, the Chairman of the Board received an option to purchase 6,000 shares of common stock and an award of 3,000 shares of restricted stock, restricted stock units or deferred stock units upon his re-election as Chairman of the Board. After the annual meeting of stockholders on June 11, 2008, each non-employee director will receive options to purchase 7,500 shares of common stock and an award of 2,500 shares of restricted stock, restricted stock units or deferred stock units upon each re-election for a one-year Board term provided that such director has served on the Board for at least until the date of the third annual meeting following his or her first election or appointment to the Board. After the annual meeting of stockholders on June 11, 2008, the Chairman will receive options to purchase 10,000 shares of common stock and an award of 4,000 shares of restricted stock, restricted stock units or deferred stock units upon re-election for a one-year Board term.

The restricted stock and restricted stock units represent the right of a director to receive one share of our common stock upon vesting. Each deferred stock unit represents the right of a director to receive one share of our common stock upon the earlier of the director’s termination from service on the Board or on a date no earlier than two years from the date of grant, as designated by the director.

The stock option awards and restricted stock awards, including restricted stock units and deferred stock units, granted to the directors after June 14, 2006 vest annually over four years of the date of grant. The option awards expire on the seventh anniversary of their respective grant dates, subject to the earlier expiration upon the occurrence of certain events set forth in our Amended and Restated Stock Incentive Plan. The exercise price of all option awards is equal to 100% of the fair market value of the underlying common stock on the date of grant.

Other Payments

Dr. Granner was paid $75,000 by Prosidion, our wholly-owned subsidiary, for services rendered as Chairman of Prosidion’s Scientific Advisory Board and for consulting services to Prosidion during the year ended December 31, 2007. In addition, on April 2, 2007, he received 592 shares of common stock, valued at $19,764, as a result of the lapse of the restrictions on restricted stock previously granted to Dr. Granner as payment for his service on the Scientific Advisory Board. Dr. Lovenberg was paid $6,250 for consulting services rendered to our company in 2007 after he retired as a member of our Board.

Share Ownership Requirements

In April 2006, the Compensation Committee approved a policy requiring directors to increase their ownership of OSI common stock to a value greater than $150,000 by 2010 for current directors and within four years of joining the Board for new directors.

Post-Retirement Medical Benefits

Prior to April 2007, we provided post-retirement medical and life insurance benefits to eligible employees and qualified dependents, and members of our Board of Directors. Eligibility was based on age and service requirements. These benefits are subject to deductibles, co-payment provisions and other limitations. In April 2007, we terminated this benefit and grandfathered the directors who were eligible for participation in the plan at the time of termination (Mr. White and Drs. Granner and Mehta).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has prepared the following report on its activities with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2007.

Management is responsible for the preparation, presentation and integrity of our financial statements, the maintenance of appropriate accounting and financial reporting practices and policies, as well as internal controls and procedures designed to provide reasonable assurance that we are in compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and performing an independent audit of our consolidated financial statements and for determining the effectiveness of our internal control over financial reporting in accordance with auditing standards prescribed by the Public Company Accounting Oversight Board and to issue reports thereon. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by our management, the independent registered public accounting firm and other advisors.

The Audit Committee held twelve meetings during fiscal 2007, including meetings with management and our independent registered public accounting firm, at which our quarterly financial statements were reviewed in advance of their public release. Periodically during its meetings, the Audit Committee met in executive sessions (i.e., without management present) with representatives of KPMG LLP, our independent registered public accounting firm, and also met in separate executive sessions with our Chief Financial Officer, Chief Compliance Officer, General Counsel and Corporate Controller.

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements for the fiscal year ended December 31, 2007. The Audit Committee has also discussed with KPMG LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee has discussed with the independent registered public accounting firm that firm’s independence.

Based on the reviews and discussions referenced above, the Audit Committee recommended to our Board of Directors, and the Board approved, that the audited consolidated financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Katharine B. Stevenson, Chair of the Audit Committee Joseph Klein, III
Kenneth B. Lee, Jr.
David W. Niemiec

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, an independent registered public accounting firm, has audited our consolidated financial statements for over 20 years and the Audit Committee of the Board of Directors desires to continue the services of this firm. The Audit Committee has appointed KPMG LLP to serve as the independent registered public accounting firm to conduct an audit of our consolidated financial statements for the fiscal year ending December 31, 2008.

Appointment of our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification. However, the Audit Committee has recommended that the Board of Directors submit this matter to the stockholders as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain KPMG LLP, and may retain that firm or another without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 and fees for other services rendered by KPMG LLP during those periods.

	Fiscal Year		Fiscal Year
	Ended		Ended
Fee Category:	12/31/07	% of Total	12/31/06	% of Total

Audit Fees	$1,190,000	79%	$1,175,000	78%
Audit-Related Fees	77,500	5%	215,500	14%
Tax Fees:
Tax compliance and preparation	66,000	4%	68,000	5%
Other tax services	174,572	12%	50,000	3%

Total Tax Fees	240,572	16%	118,000	8%

All Other Fees	—	—	—	—
Total Fees	$1,508,072	100%	$1,508,500	100%

Audit fees related to services rendered in connection with the annual audit of our consolidated financial statements, the quarterly reviews of our consolidated financial statements, annual statutory audits in the U.K., and services related to registration statements and offering memoranda.

Audit-related fees consisted primarily of fees for accounting consultation, audits of our employee benefit plan and an agreed-upon procedures performed related to a contractual agreement.

Tax fees consisted of tax compliance, preparation and other tax services. Tax compliance and preparation consisted of fees billed for professional services related to federal, state, local and international tax compliance. Other tax services consisted of fees billed for tax consulting.

All other fees consisted primarily of miscellaneous services. No portion of these fees related to financial information or operational system design or implementation services.

On an ongoing basis, management communicates to the Audit Committee specific projects and categories of services for which advance approval of the Audit Committee is required. The Audit Committee reviews these requests and advises management and the independent registered public accounting firm if the Audit Committee approves the engagement of the independent registered public accounting firm for such projects and services. On a periodic basis, the independent registered public accounting firm reports to the Audit Committee the actual spending for such projects and services compared to the approved amounts. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

The Audit Committee has considered whether the provision of all other services by KPMG LLP is compatible with maintaining KPMG LLP’s independence and concluded that KPMG LLP is independent based on information provided by KPMG LLP.

Representatives of KPMG LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote “FOR” such the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for OSI.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

During 2007, Daryl K. Granner, M.D. and Anker Lundemose, M.D., Ph.D., D.Sc. each had one late Form 4 filing. In making these disclosures, we have relied on written representations of our directors and executive officers and copies of the reports that we have filed on their behalf with the SEC.

STOCKHOLDER PROPOSALS

Stockholders who intend to submit proposals to be included in our Proxy Statement for the Annual Meeting of Stockholders to be held in 2009 must submit their proposals to the Secretary at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747 not later than January 2, 2009. Such proposals must relate to matters appropriate for stockholder action and be consistent with regulations of the SEC.

Stockholders who intend to present proposals at the Corporation’s Annual Meeting of Stockholders to be held in 2009, and not intending to have such proposals included in the Proxy Statement for that meeting, must submit their proposal to our Secretary at OSI Pharmaceuticals, Inc., 41 Pinelawn Road, Melville, New York 11747 not later than March 18, 2009. If notification of a stockholder proposal is not received by the above date, the proposal may not be presented.

By Order of the Board of Directors,

BARBARA A. WOOD
Secretary

May 2, 2008

LIST OF APPENDICES

Appendix

Audit Committee Charter, as amended	A
Corporate Governance and Nominating Committee Charter, as amended	B

APPENDIX A

OSI PHARMACEUTICALS, INC.

AUDIT COMMITTEE CHARTER

(As amended April 19, 2007)

I.	Purpose

The Audit Committee has been established by the Board of Directors to assist the Board in fulfilling its fiduciary responsibilities by overseeing the integrity of the Corporation’s financial statements, the financial reporting processes, internal accounting and financial controls, the annual independent audit of the Corporation’s financial statements, and other aspects of the financial management of the Corporation, including overseeing the establishment and maintenance of processes to assure compliance by the Corporation with all applicable laws, regulations and Corporation policy. In so doing, it is the responsibility of the Audit Committee to foster free and open means of communication between the directors, the independent auditors and the financial management of the Corporation.

It is the responsibility of the financial management of the Corporation to prepare financial statements in accordance with generally accepted accounting principles and of the independent auditors to audit the annual financial statements. It is not the responsibility of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate or are in compliance with generally accepted accounting principles.

II.	Organization

The Committee shall consist of at least three members elected by the Board at the first Board meeting following the annual stockholders’ meeting to serve until their successors shall be duly elected and qualified. The Chair of the Committee shall be designated by the Board. The composition of the membership of the Committee shall comply with all applicable statutes and the rules and regulations of the Securities and Exchange Commission (“SEC”) and the Nasdaq Stock Market. Committee members shall not simultaneously serve on the audit committees of more than three other public companies.

III.	Meetings

The Committee shall meet at such times as it determines, but not less frequently than quarterly. Special meetings may be called by the Chair. As part of its obligation to foster open communications, the Committee shall meet regularly with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

IV.	Authority of Committee

A. The Committee shall have the sole authority to appoint and dismiss the Corporation’s independent auditors. The independent auditor shall report directly to the Committee.

B. The Committee shall have the sole authority to approve the amount of fees and other terms of any engagement by the Corporation of the independent auditors.

C. The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee.

D. The Committee may request any director, officer or employee of the Corporation or the Corporation’s outside counsel, or independent auditor or other consultant to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

E. The Committee may form and delegate authority to a subcommittee of the Committee, consisting of one or more members of the Committee, whenever it deems appropriate.

V. Responsibilities and Duties

To fulfill its responsibilities and duties the Committee shall:

A. Independent Audit and Independent Auditors.

1. Appoint and dismiss the Corporation’s independent auditors.

2. Review and approve the independent auditor’s proposed audit scope, approach, staffing and fees.

3. Pre-approve all audit and permitted non-audit services to be performed by the independent auditors subject to such procedures as may be established by the Committee.

4. At least annually, obtain and review a report by the independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

5. Receive on a periodic basis, not less frequently than annually, from the independent auditors a written statement delineating all relationships between the independent auditors and the Corporation, including each non-audit service provided to the Corporation.

6. Actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors.

7. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, and as amended by Statement on Auditing Standards No. 90, relating to the conduct of the audit.

8. Receive and review with management any management letter provided by the independent auditors and the Corporation’s response to that letter, review with the independent auditors any problems or difficulties the auditors may have encountered and any disagreements with management.

9. Discuss with the independent auditor whether it has identified the existence of any issues of the type described in Section 10A of the Securities Exchange Act of 1934 (concerning detection of illegal acts).

10. Review and approve hiring policies for employees or former employees of the independent auditors.

B. Financial Statement Review.

1. Oversee the annual and quarterly financial reporting processes.

a. The Committee shall review with management and the independent auditors the financial statements and Management’s Discussion and Analysis (“MD&A”) to be included in the Corporation’s Annual Report on Form 10-K prior to filing or distribution, including the applicability of critical accounting policies, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Committee shall also discuss the results of the annual audit and any other matter required to be communicated to the Committee by the independent auditors under auditing standards of the Public Company Accounting Oversight Board (United States).

b. The Committee shall review with management the interim financial statements and MD&A to be included in the Corporation’s quarterly reports on Form 10-Q. The Committee shall also discuss the results of the quarterly reviews and any other matters required to be communicated to the Committee by the independent auditors under current regulations and standards.

2. Discuss with management the Corporation’s earnings press releases, including the use of non-GAAP information, as well as financial information and earnings guidance provided to analysts.

3. Obtain and review periodic reports at least annually from management and the independent auditors assessing the effectiveness of the Corporation’s internal control structure and procedures for financial reporting including: (a) all significant deficiencies or material weaknesses in the design or operation of internal controls, and (b) any fraud, whether or not material, that involves management or other employees having a significant role in the internal controls, all significant changes to internal controls, including corrective actions, since the last report to the Committee.

VI.	Compliance Matters

A. Review compliance with the Corporation’s Code of Conduct and its related policies and procedures on a regular basis and review the content of the Code and related policies and procedures from time to time.

B. Establish procedures for the receipt, retention, and treatment of complaints received by the Corporation regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

C. Review with the Corporation’s counsel legal and regulatory matters that may have a material impact on the Corporation’s financial statements.

D. Review and discuss guidelines and policies by which the Corporation undertakes risk assessment and risk management.

VII.	Reports

A. Prepare the report required by the rules of the SEC to be included in the Corporation’s proxy statement.

B. Review and reassess the adequacy of this charter annually and submit any recommended changes to the Board for approval.

C. Conduct an evaluation of the Committee’s performance at least annually.

D. The Chair of the Committee shall regularly report to the Board regarding the Committee’s actions.

APPENDIX B

OSI PHARMACEUTICALS, INC.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE CHARTER

(As amended April 19, 2007)

I.	Committee Purpose

The purpose of the Corporate Governance and Nominating Committee (the “Committee”) is to (i) identify qualified individuals to become members of the Board of Directors (the “Board”) of OSI Pharmaceuticals, Inc. (the “Corporation”); (ii) recommend the director nominees to the Board to be presented for election at each annual meeting of stockholders; (iii) develop, review, evaluate and recommend for approval to the Board corporate governance practices and principles; and (iv) to provide oversight of the corporate governance affairs of the Board and the Corporation.

II.	Committee Membership and Organization

The Committee shall be composed of at least three directors, all of whom shall satisfy the definition of “independent director” under the listing standards of The Nasdaq Stock Market (“Nasdaq”) and applicable law. The Committee members shall be appointed by the Board and may be removed by the Board in its discretion. The Chairman of the Committee shall be designated by the Board.

III.	Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities.

IV.	Committee Authority, Responsibilities and Duties

Nominations

The Committee shall have the following authority and responsibilities:

•	Prior to each annual meeting of stockholders, following a determination by the Board of the number of directors to be elected at such meeting, (i) the Committee shall identify individuals qualified to stand for re-election or to become new members of the Board, consistent with any qualifications, expertise and characteristics which may have been approved by the Board or determined by the Committee from time to time; (ii) the Committee shall evaluate incumbent directors whose terms are expiring at the meeting and consider their qualifications to stand for re-election; and (iii) the Committee shall evaluate nominees for election to the Board submitted by stockholders in accordance with procedures adopted by the Committee, the By-laws of the Corporation, and applicable law. Once the Committee completes its evaluation of the candidates, the Committee shall submit its recommendations for director nominees to the Board for approval.

•	In the event of a vacancy on the Board, following a determination by the Board that such vacancy shall be filled, the Committee shall identify individuals qualified to fill such vacancy, consistent with any qualifications, expertise and characteristics which may have been approved by the Board or determined by the Committee from time to time. Once the Committee completes its evaluation of the candidates, the Committee shall submit its recommendation, for the director nominee to fill such vacancy, to the Board for approval.

•	The Committee shall prioritize, contact, interview and evaluate all candidates that it has identified a director nominee for an annual meeting or to fill a vacancy on the Board.

•	Before selecting any nominee for director, the Committee shall review the candidate’s availability and willingness to serve.

B-1

•	The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain any search firm to assist in identifying and evaluating director candidates and to retain independent legal counsel and any other advisors. The Corporation shall provide adequate funding, as determined by the Committee, for payment of compensation for any advisors retained by the Committee.

Corporate Governance

The Committee shall have the following responsibilities and duties:

•	Develop and periodically review corporate governance practices and principles for the Board and the Corporation.

•	Evaluate the effectiveness of the Board and make recommendations relating to practices, policies and performance of the Board.

•	Periodically review and assess the structure of the Board and committee functions and composition, including recommending committee assignments for directors and Chairs of committees.

•	Review directorships in other public companies by or offered to directors.

•	Review and revise policies for director tenure and retirement.

•	Review, analyze and report to the Board all relationships of the directors with the Corporation that could impair their independence as defined by applicable SEC and Nasdaq rules and regulations in order to assist the Board with its responsibility to make an affirmative determination regarding the independence of directors.

•	Review and consider conflicts of interests regarding Board members and executive officers and approve related person transactions pursuant to the Corporation’s Policy and Procedures with respect to Related Person Transactions.

•	Oversee and coordinate annual self-evaluations of the Board and its committees.

•	Establish and monitor, as appropriate, director orientation and recommend and monitor continuing education programs for members of the Board.

General

•	The Committee shall make regular reports to the Board with respect to its activities and propose any necessary action to the Board.

•	The Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board.

•	The Committee shall annually evaluate its own performance and provide a report on such evaluation to the Board.

B-2

OSI PHARMACEUTICALS, INC.
PROXY
ANNUAL MEETING OF STOCKHOLDERS, JUNE 11, 2008
This Proxy Is Solicited on Behalf of OSI Pharmaceuticals, Inc.’s Board of Directors
     The undersigned hereby appoints Colin Goddard, Ph.D. and Michael G. Atieh, and each of them jointly and severally, Proxies, with full power of substitution, to vote, as designated on the reverse side, all shares of Common Stock of OSI Pharmaceuticals, Inc. (the “Corporation”) held of record by the undersigned on April 21, 2008 at the annual meeting of stockholders to be held on June 11, 2008, or any adjournment thereof.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES TO SERVE AS DIRECTORS AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The shares represented by this Proxy will be voted as specified on the reverse side. IF NO DIRECTION IS GIVEN IN THE SPACES PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.
(Continued and to be dated and signed on the reverse side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

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☒ Votes must be indicated (x)	(Please mark, sign, date	Please Mark Here for Address ☐
in Black or Blue ink.	and return this proxy in	Change or Comments
	the enclosed postage	SEE REVERSE SIDE
prepaid envelope.)

1. Election of Directors (Term to expire at next	FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS
Annual Meeting)	☐	☐	☐
Nominees:
01 Robert A. Ingram
02 Colin Goddard, Ph.D.
03 Santo J. Costa
04 Daryl K. Granner, M.D.
05 Joseph Klein, III
06 Kenneth B. Lee, Jr.
07 Viren Mehta
08 David W. Niemiec
09 Herbert M. Pinedo, M.D., Ph.D.
10 Katharine B. Stevenson
11 John P. White

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.) THIS PROXY WILL BE VOTED FOR EACH NOMINEE FOR WHOM AUTHORITY TO VOTE IS NOT WITHHELD.
*Exceptions
2.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐
3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof and matters incident to the conduct of the meeting.

Signature	Signature	Date
Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer and affix corporate seal. If a partnership, please sign in partnership name by general partner.

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Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on
June 11, 2008. The proxy statement and annual report to security holders are available at
www.proxydocs.com/osip.